As filed with the Securities and Exchange Commission on January 23, 2004
                                                 Registration No. ______________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                CORVU CORPORATION
                 (Name of small business issuer in its charter)

    MINNESOTA                                       7372                            41-1457090
(State or other juris-                      (Primary Standard                    (I.R.S. Employer
diction of incorporation                    Industrial Classification            Identification Number)
or organization)                            Code Number)

                                CORVU CORPORATION
                        3400 WEST 66TH STREET, SUITE 445
                             EDINA, MINNESOTA 55435
                                 (952) 944-7777
        (Address and telephone number of principal executive offices and principal place of business)

                    DAVID C. CARLSON, CHIEF FINANCIAL OFFICER
                                CORVU CORPORATION
                        3400 WEST 66TH STREET, SUITE 445
                             EDINA, MINNESOTA 55435
                                 (952) 944-7777
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                               John H. Stout, Esq.
                              Barbara Muller, Esq.
                            Fredrikson & Byron, P.A.
                              4000 Pillsbury Center
                             200 South Sixth Street
                          Minneapolis, Minnesota 55402
                            Telephone: (612) 492-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: []

                              --------------------

                                                 CALCULATION OF REGISTRATION FEE
-------------------------- ------------------ -------------------------- -------------------------- -------------------
 TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM           PROPOSED MAXIMUM       AMOUNT OF
    SECURITIES TO BE         AMOUNT TO BE      OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE   REGISTRATION FEE
       REGISTERED             REGISTERED                 (1)                        (1)
-------------------------- ------------------ -------------------------- -------------------------- -------------------
Common stock, par value     601,666 shares              $0.84                    $505,399                  $41
$.01, issuable upon
exercise of common stock
Purchase Warrants (2)
-------------------------- ------------------ -------------------------- -------------------------- -------------------
Common stock, par value    1,783,334 shares             $0.84                   $1,498,000                 $121
$.01, to be sold by                                                                                     ($121.19)
selling shareholders (3)
========================== ================== ========================== ========================== ===================
Total Registration Fees                                                                                    $162
========================== ================== ========================== ========================== ===================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2) Represents shares of common stock underlying certain warrants granted to the selling shareholders, all of which are being registered for offer on a delayed basis pursuant to Rule 415.

(3) Represents 1,783,334 shares owned by nine shareholders of the Company, all of which are being registered for offer on a delayed basis pursuant to Rule 415.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

                  Subject To Completion, Dated January 23, 2004

PROSPECTUS

                                  [CORVU LOGO]

                                CORVU CORPORATION

                                2,385,000 SHARES
                                       OF
                                  COMMON STOCK

         Shareholders of CorVu Corporation identified in this prospectus are offering all of the shares to be sold in the offering. These shares may be offered at any time after the date of this prospectus as set forth under "Plan of Distribution" on page 14 of this prospectus. Prices for the shares may be the market prices prevailing at the time of sale or may be negotiated by the selling shareholder and the buyer. CorVu Corporation will not receive any of the proceeds from the offering.

         The common stock is quoted on the OTC Bulletin Board under the symbol "CRVU." The closing sale price of the common stock on January 16, 2004 was $0.84 per share.

THE COMMON STOCK IS A RISKY INVESTMENT. BEFORE INVESTING, YOU SHOULD READ THE "RISK FACTORS" SECTION, WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS _______________ 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS ILLEGAL. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.

                                TABLE OF CONTENTS

                                                                           Page

Forward Looking Statements...............................................   2
Summary..................................................................   3
Risk Factors.............................................................   4
Use of Proceeds..........................................................   12
Dilution.................................................................   12
Selling Shareholders.....................................................   12
Plan of Distribution.....................................................   14
Legal Proceedings........................................................   15
Directors, Executive Officers, Promoters and Control Persons.............   15
Security Ownership of Certain Beneficial Owners and Management...........   17
Description of Securities................................................   18
Legal Matters............................................................   20
Experts..................................................................   20
Disclosure of Commission Position of Indemnification
  for Securities Act Liabilities ........................................   21
Description of Business..................................................   21
Management's Discussion and Analysis or Plan of Operation................   28
Description of Property..................................................   32
Certain Relationships and Related Transactions...........................   32
Market for Common Equity and Related Stockholder Matters.................   33
Executive Compensation...................................................   34
Financial Statements..................................................... F1-F28





                                CORVU CORPORATION


                                  COMMON STOCK


                             ----------------------


                                   PROSPECTUS


                             ----------------------




                                           , 2004

                           FORWARD LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference herein and the exhibits hereto, may include "forward-looking" statements. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to our financing plans, trends affecting our financial condition or results of operations, our growth and operating strategy, product development, competitive strengths, the scope of our intellectual property rights, sales efforts, and the declaration and payment of dividends. Words such as "anticipates," "believes," "could" "estimates," "expects," "forecast," "intend," "may," "plan," "possible," "project," "should," "will" and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. These factors include, but are not limited to, the factors discussed below under "Risk Factors."

         You must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

         We caution you to consider carefully these factors as well as any other specific factors discussed with each specific forward-looking statement in this prospectus. In some cases, these factors have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

         We also caution you that forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by us on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-KSB, 10-QSB, and 8-K (if any), in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We intend to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our forward-looking statements, and are including the preceding cautionary language for the express purpose of enabling us to use the protections of the safe harbor with respect to all forward-looking statements.

                                     SUMMARY

         We encourage you to read the entire prospectus carefully before investing in our common stock. The following summary is qualified in its entirety by the more detailed information, including the Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

OUR COMPANY

         We are a holding company that develops and sells business performance management software products and related professional services through our subsidiaries: CorVu North America, Inc. (incorporated in Minnesota, responsible for North and South America); CorVu Plc. (incorporated in England, responsible for United Kingdom/Europe), CorVu Australasia Pty. Ltd. (incorporated in Australia, responsible for the Australian-Pacific region), CorVu Software Marketing, Inc. (incorporated in Minnesota) and CorVu Latin America, Inc. (incorporated in Minnesota, currently inactive). CorVu Plc has one subsidiary, CorVu Nordic AB, incorporated under the laws of Sweden. CorVu Software Marketing, Inc. has one subsidiary, CorVu Software, Ltd., incorporated under the laws of England.

         The Company was incorporated in Minnesota as J.B Goodhouse on September 29, 1983. On April 28, 1988, it changed its name to Lockermate Corporation, and on October 20, 1992, it changed its name to Minnesota American, Inc. Following the merger of CorVu Corporation, a privately held company, with and into the Company on January 14, 2000, the Company continued to operate the business of the privately held company and changed its name to "CorVu Corporation".

         Our principal executive offices are located at 3400 West 66th Street, Suite 445, Edina, Minnesota 55435. Our telephone number is (952) 944-7777.


THE OFFERING
Securities registered.........................................         2,385,000 shares of common stock (1)

Securities outstanding as of December 31, 2003................         23,510,356 (2)

                                                                       Options and  warrants to purchase  7,694,323
                                                                       shares of common stock. (1)

Use of Proceeds...............................................         CorVu will not  receive  any  proceeds  from
                                                                       the sale of  common  stock in the  offering.
                                                                       See "Use of Proceeds".

                               -------------------

(1) Includes 601,666 shares of common stock issuable upon exercise of the warrants held by the selling shareholders.

(2) Does not include shares of common stock issuable upon exercise of outstanding options and warrants.

                                  RISK FACTORS

     Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition and/or operating results of our Company and the trading price and/or value of our securities could be materially adversely affected.

                          RISKS RELATED TO OUR BUSINESS

OUR REVENUES ARE HIGHLY DEPENDENT ON THE GENERAL ECONOMIC CONDITIONS.

     We believe that our products enable our customers to better measure and analyze their informational needs to achieve strategic objectives and thereby, help our customers to significantly improve their business performance. However, during an economic downturn or slow economic conditions, customers can reduce or delay purchases, and/or delay delivery or cancel orders for our products because they are not indispensable for day-to-day business operations. In a difficult general economic business environment, our existing as well as potential customers are less willing to invest in business software to improve their long-term business performance, but are inclined to focus their spending on products and services they perceive to be essential for the day-to-day operation of their business. Therefore, it is imperative that we maintain an organization able to quickly and effectively align with market conditions, including bringing our cost structures in line with current market conditions. At the same time, it is imperative that we meet the following objectives: continue to serve our existing customers, provide new and improved solutions for new and existing customers, operate effectively with our distributors, vendors and other partners, and motivate and retain key employees. If we are, for any reason, unable to achieve any one or more of the above objectives in an efficient, effective and timely manner, there could be a material adverse effect on our business, financial condition and results of operations. Furthermore, any delays or reductions in future purchases of our software products or delays or cancellations of current orders by customers, for any reason, may have a material adverse effect on our business, financial condition and results of operations. In addition to affecting our customers, economic downturns also challenge our distributors, vendors and other partners, as well as our management, sales, customer service and other employees who are vital to our success.

WE HAVE A STOCKHOLDERS' DEFICIT AND OUR CURRENT LIABILITIES EXCEED OUR CURRENT ASSETS.

     As of the end of our last fiscal year, June 30, 2003, we had a stockholders' deficit of $2,371,816. The stockholders' deficit as of September 30, 2003 was $2,926,671. The increase in the stockholders' deficit in the first quarter of fiscal 2004 reflects the net loss incurred during that time period. Furthermore, we continue to operate on the basis of a negative working capital. As of June 30, 2003, our current liabilities exceeded our current assets by $3,325,430. As of September 30, 2003, our current liabilities exceeded our current assets by $3,771,711. There is no guarantee that we will be able to further decrease (or even eliminate) our stockholders' deficit and/or to increase our net income to the extent necessary for our current assets to equal (or exceed) our current liabilities. This financial condition may threaten our operations and limit our growth.

WE MAY NEED TO RAISE ADDITIONAL FINANCING TO FUND OUR OPERATIONS, WHICH FINANCING MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

     As mentioned above, our current liabilities continue to exceed our current assets, despite an improvement in our operating results. To address these working capital shortages, we recently raised additional equity capital through a private placement offering. The shares of common stock in that offering are the shares offered subject to this prospectus by the selling shareholders. Assuming the availability of sufficient working capital, our success will be dependent upon our ability to effectively market and sell our existing products, develop and commercialize new products, meet the demands of our customers, respond quickly to changes in our market and control expenses and cash usage. If adequate funds are not available or are not available on acceptable terms, our ability to take advantage of unanticipated opportunities, develop or enhance products and services or otherwise respond to competitive pressures would be significantly limited.

         In connection with further efforts to raise capital or obtain additional financing, we may be obligated to issue additional shares of our common stock or warrants or other rights to acquire common stock on terms that will result in dilution to existing shareholders or place restrictions on operations. We may also be unsuccessful in obtaining additional equity capital or financing on any terms, in which event our operations or relations with creditors may be adversely affected.

OUR REVENUES AND OPERATING RESULTS CAN FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     Our quarterly and annual operating results are affected by a wide variety of factors, including:

            o     order cancellations or delays in orders by customers;

            o     the length of the sales cycles of our products;

            o     decreases in capital spending by our customers;

            o new product introductions by our competitors and competitive pricing pressures;

            o entrance into or additional resources focused on our markets by larger competitors; and

            o     delays in the development and introduction of our products.

     We cannot predict the impact of these and other factors on our revenues and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

OUR MANAGEMENT EXERCISES SIGNIFICANT VOTING CONTROL OVER OUR COMPANY.

     Our chief executive officer beneficially owns or controls approximately 38% of our outstanding common stock, and our other officers and directors beneficially own or control an additional 11% of our outstanding common stock. Therefore, all of our officers and directors as a group beneficially own or control approximately 49% of our outstanding common stock. Even though they no longer control a majority of our outstanding common stock, our officers and directors when acting in concert still exercise significant voting control over our Company and will do so for the foreseeable future. As a group, they will be able to elect the entire Board of Directors, set dividend policy and determine our management affairs. This management control could preclude, or make it more difficult to effect, a sale or reorganization of our Company that is not on terms acceptable to our management.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our future success will depend substantially on the continued services and performance of our senior management and other key personnel. We have employment agreements with some of our executive officers; some of these agreements provide for severance payments of variable amounts upon termination of the respective officer without cause. We have relatively few senior personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate technical, managerial and sales personnel. Competition for such personnel is intense, and we cannot assure that we will succeed in attracting and retaining such personnel. Our failure to attract and retain the necessary technical, managerial and sales personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE LOSS OF THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER WOULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

Our chief executive officer provides services to our Company and its subsidiaries in a variety of positions and capacities. A sudden and unexpected loss of his services would disrupt our day-to-day business operations, and would cause us to incur additional costs and expenses due to the need to identify, hire and train one or more individuals to replace him.

THE MARKET ACCEPTANCE OF OUR PRODUCTS IS CRITICAL TO OUR GROWTH.

     We generate revenue from the sale and licensing of our software products, consulting and training services related to such products, and maintenance agreements entered into in connection with the sale and licensing of our software. The market acceptance of our products is therefore critical to our growth. We continue to spend a significant amount of time and resources developing updates and enhancements for our existing products, as well as developing new products. Due to the length of the product development cycles, we must make these significant time and resource expenditures well in advance of any prospect of a revenue stream from such new products. If our customers do not continue to accept our current and new products, and integrate them into their operations, our revenue, cash flow, operating results and/or stock price would be negatively impacted.

IF WE ARE UNABLE TO DEVELOP AND INTRODUCE SUCCESSFUL PRODUCT ENHANCEMENTS AND NEW PRODUCTS IN A TIMELY MANNER, OUR BUSINESS MAY BE HARMED.

     We believe that our future success will depend in part upon our ability to continue to enhance and update our existing product lines, and develop and introduce new products in a timely manner to meet customer needs. We cannot assure you that our efforts will be successful or that we will be able to respond effectively to changes in the market for Enterprise Performance Management (EPM) software or that we will choose the most opportunistic new markets and applications. If we are unsuccessful, our expenses, revenue, operating results or stock price could be negatively impacted.

WE MAY LOSE BUSINESS TO LARGER AND BETTER-FINANCED COMPETITORS.

     We are currently unaware of competitors whose products perform all of the functions performed by our products. However, we compete in the market for Business Intelligence and for EPM software with companies that have higher revenues, greater market presence and substantially greater resources than our Company. To the extent these companies develop products that integrate the functions performed by our products into comparable products of their own, we would face competitors that would pose a significant competitive threat in the market place.

OUR   OPERATIONS   COULD  BE  IMPAIRED  AS  A  RESULT  OF  DISASTERS,   BUSINESS
INTERRUPTIONS BEYOND OUR CONTROL OR SIMILAR EVENTS.

     Disasters such as earthquakes, flooding, fire, electricity failure, disease or accidents that affect our operations or facilities or the health of our employees or customers could adversely affect our operating results and financial condition.

OUR BUSINESS MAY BE HARMED IF WE ARE UNSUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS.

     We believe that our copyrights and trademarks and other proprietary rights are important to our success and competitive position. We rely on a combination of copyright and trademark laws, as well as trade secrets, proprietary know-how and confidentiality provisions in agreements with employees, consultants, key customers and vendors, to protect our proprietary rights. The computer code underlying our software is protected by copyright. We cannot assure that we will secure significant protection for our proprietary rights or that claims will not be made against us in connection with our proprietary rights. Some of our trademarks have been registered in the U.S., some South American countries and Australia, respectively, some trademark registrations are still pending. The actions we take to establish and protect our trademarks and other proprietary rights may be inadequate to prevent imitation of our services or products or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may develop similar technology independently or assert rights in our trademarks and other proprietary rights. The laws of other countries may afford us little or no effective protection of our additional property.

     If we do not successfully protect and enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

THIRD PARTIES MAY CLAIM THAT WE ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY AND WE COULD SUFFER SIGNIFICANT LITIGATION COSTS, LICENSING EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

     Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing upon the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If it were determined that one or more of our products was infringing on the intellectual property rights of others, we could be forced to either seek a license to those intellectual property rights or alter the infringing product or products so that it no longer infringes. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing upon the rights of others may be costly or impractical.

     If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may become involved in legal proceedings. These types of proceedings may be costly and time-consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify certain of our products or processes, stop making or using particular products or processes.

OUR DEPENDENCE UPON INTERNATIONAL CUSTOMERS MAY REDUCE OUR REVENUES OR IMPEDE OUR ABILITY TO SUPPLY PRODUCTS.

     Sales outside of North America by our subsidiaries accounted for 61% of our gross revenues in fiscal 2003 and 56% of our gross revenues in fiscal 2002. As a result, a major part of our revenues is subject to the risks associated with international commerce. International sales and our relationships with our international customers may be hurt by many factors, including:

      o     changes  in  law  or  policy  resulting  in  burdensome   government
            controls,  tariffs,   restrictions,   embargoes  or  export  license
            requirements;

      o political or economic instability in our target international markets; o longer payment cycles common in some non-US markets; o difficulties in staffing and managing our international operations;

      o     less   favorable   intellectual   property   laws  in  some   non-US
            jurisdictions, making it harder to protect our technology from appropriation by competitors; and

      o currency fluctuations, which may adversely affect the relative price of our products in non-US markets and thereby decrease our revenues.

     If our international sales or relationships with international customers and business partners are adversely affected by any of these factors, our financial condition could be adversely affected.

WE WILL CONTINUE TO RELY UPON DISTRIBUTORS AND VARS FOR A SUBSTANTIAL PORTION OF OUR FUTURE SALES, AND A DISRUPTION IN OUR RELATIONSHIPS WITH THESE DISTRIBUTORS AND VARS COULD HAVE A NEGATIVE IMPACT ON OUR INTERNATIONAL SALES.

     Historically, sales through independent distributors and Value Added Resellers (VARs) represented approximately 30% of our annual revenues. The activities of these distributors and VARs are not fully within our control. Although we believe that we maintain good relations with our key independent distributors and VARs, relationship issues may surface from time to time. A reduction in the sales or service efforts or financial viability of any of our key independent distributors or VARs, or a termination of those relationships, could harm our sales, our financial results and our ability to support our customers.

ANY ACQUISITIONS WE MAY MAKE IN THE FUTURE MAY NOT BE SUCCESSFUL AND MAY ADVERSELY AFFECT OUR BUSINESS.

     We are looking for strategic opportunities to grow and diversify our product offerings through acquisitions. There can be no assurance that we will be successful in identifying appropriate acquisition candidates, or integrating products and operations of any consummated acquisitions.

     Any acquisition may involve the dilutive issuance of equity securities and the incurrence of debt. In addition, such acquisitions may involve numerous additional risks, including:

      o the diversion of the attention of our management team from other business concerns;

      o risks of entering into markets or producing and marketing products as to which we have limited or no experience, including difficulties in integrating purchased technologies and products with our technologies and products;

      o     the potential loss of key customers of an acquired company;

      o     the potential loss of key personnel of an acquired company;

      o the difficulty integrating the systems, processes, personnel, and culture of an acquired company;

      o     exposure to unanticipated liabilities of an acquired company; and

      o greater financial requirements for purchase price and added working capital.

     Even when an acquired company has already developed and marketed products, there can be no assurance that the products will continue to be successful, that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to the acquired company or its products.

IF WE ARE REQUIRED TO ACCOUNT FOR STOCK OPTIONS AS A COMPENSATION EXPENSE, OUR NET INCOME AND EARNINGS PER SHARE MAY BE SIGNIFICANTLY REDUCED.

     Some companies have begun to account for stock options as compensation expense, thus resulting in a reduction of their net income and earnings per share. We currently grant all options at fair market value and do not record compensation expense in connection with grants. It is possible that future laws, regulations or changes in accounting standards will require us to record the fair market value of all stock options as a compensation expense in our consolidated financial statements. If such a change occurs, our net income and earnings per share may be significantly reduced.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

     We intend to continue to grow by increasing our sales efforts and completing strategic acquisitions. To effectively manage our growth, we must, among other things:

            o engage, train and manage a larger sales force and additional service personnel;

            o     expand the geographic coverage of our sales force;

            o     expand our information systems;

            o identify and successfully integrate acquired businesses into our operations; and

            o administer appropriate financial and administrative control procedures.

     Our anticipated growth will likely place a significant strain on our management, financial, operational, technical, sales and administrative resources. Any failure to effectively manage our growth may cause our business to suffer and our stock price to decline.

WE INCURRED ADDITIONAL EXPENSES IN CONNECTION WITH OUR SALES FORCE, WHICH MAY NOT HAVE A POSITIVE EFFECT ON OUR REVENUES.

We have increased our global sales force during the first quarter of fiscal 2004 and hired a new Senior Vice President of Sales for the Americas region. This expansion of our sales force has contributed to higher expenses. There can be no assurance that these increased expenditures will result in higher revenues.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED YOUR SHARES.

     The market price of our common stock has been subject to significant volatility, and trading volume historically has been low. Factors affecting our market price include:

            o     our perceived prospects;

            o negative variances in our operating results, and achievement of key business targets;

            o limited trading volume in shares of our common stock in the public market;

            o     sales or purchases of large blocks of our stock;

            o     changes in, or our failure to meet, our earnings estimates;

            o     changes in securities analysts' buy/sell recommendations;

            o differences between our reported results and those expected by investors and securities analysts;

            o     announcements of new contracts by us or our competitors;

            o     announcements of legal claims against us;

            o     market  reaction  to  any  acquisitions,   joint  ventures  or
                  strategic investments announced by us or our competitors;

            o     developments in the financial markets;

            o     general economic, political or stock market conditions; and

            o     lack of adequate analyst and broker coverage.

     In addition, our stock prices may fluctuate in ways unrelated or disproportionate to our operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

OUR STOCK IS QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD (OTCBB).

     Our common stock is quoted on the OTCBB under the symbol "CRVU". Our listing on the OTCBB limits our ability to raise money in an equity financing because most institutional investors do not consider OTCBB stocks for their portfolios. Your ability to trade in our stock is limited due to the fact that only a limited number of market makers quote our stock on the OTCBB. Trading volume in OTCBB stocks is historically lower, and stock prices of OTCBB stocks are more volatile, than stocks traded on an exchange or the Nasdaq Stock Market. There is no guarantee that we will ever qualify for trading on an exchange or the Nasdaq Stock Market.

OUR STOCK IS SUBJECT TO THE "PENNY STOCK" RULES, WHICH MAY MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES.

     In addition, our common stock is subject to certain rules of the Securities and Exchange Commission relating to so-called "penny stock." Penny stocks are generally defined as any security not listed on a national securities exchange or the Nasdaq Stock Market, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase.

     The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

WE DO NOT ANTICIPATE DECLARING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

THE MARKET PRICE OF OUR COMMON STOCK MAY DROP SIGNIFICANTLY WHEN THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

         Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through future sales of equity securities. Including the securities offered by the selling shareholders pursuant to this prospectus, as of December 31, 2003, 23,510,356 shares of our common stock, and options and warrants to acquire an aggregate of 7,694,323 shares of our common stock were issued and outstanding. The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND MINNESOTA LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND DELAY OR PREVENT A CHANGE IN CONTROL.

Certain provisions of our Amended and Restated Articles of Incorporation and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. The provisions may also inhibit increases in the market price of our stock that could result from takeover attempts. For example, while we have no present plans to issue any additional series or classes of capital stock, our Board of Directors, without further shareholder approval, may issue additional series or classes of stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of additional series or classes could adversely affect the voting power of your shares. These provisions could also have the effect of delaying, deterring or preventing a change in control.

                                 USE OF PROCEEDS

     CorVu will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

     The selling shareholders will pay any expenses incurred by them for brokerage, accounting or tax services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration and filing fees and fees and expenses of our counsel and our accountants, as well as up to $5,000 in legal fees for legal counsel of one of the selling shareholders.

                                    DILUTION

     This offering is for sales of stock by the selling shareholders on a continuous or delayed basis in the future. Sales of common stock by such shareholders will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares might not bear any rational relationship to net tangible book value per share.

                              SELLING SHAREHOLDERS

         This prospectus relates to the resale by the selling shareholders of up to (a) 1,783,334 shares of our common stock that are issued and outstanding, and
(b) 601,666 shares of our common stock issuable upon the exercise of warrants that were issued to the selling shareholders in a private placement. The following table sets forth, to our knowledge, certain information about the selling shareholders as of January 22, 2004.

         We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, the selling shareholders will not hold any of the shares covered by this prospectus.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of the warrants that were issued to the selling shareholders are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

                                     Shares of common stock     Number of Shares
                                  Beneficially Owned Prior to    of common stock       Beneficially Owned After
                                            Offering                Being                      Offering
Name of Selling shareholder(1)       Number        Percentage      Offered              Number        Percentage
-----------------------------------------------------------------------------------------------------------------
Wasatch Micro Cap Value Fund       866,667(2)          3.7%       866,667(2)                 0               0%

Sands Brothers Venture Capital
III LLC                            520,000(3)          2.2%       520,000(3)                 0               0%

Twin City Carpenters Pension
Fund                               390,000(4)          1.7%       390,000(4)                 0               0%

Sands Brothers Venture Capital
IV LLC                             173,333(5)             *       173,333(5)                 0               0%

Pyramid Partners, L.P.             130,000(6)             *       130,000(6)                 0               0%

Sands Brothers Venture Capital
LLC                                 86,667(7)             *        86,667(7)                 0               0%

Sands Brothers Venture Capital
II LLC                              86,667(7)             *        86,667(7)                 0               0%

Maxim Group, LLC                    66,666(8)             *        66,666(8)                 0               0%

Raymond M. Stout                   168,698(9)             *        65,000(9)           103,698                *

* Less than one percent.

(1) The term "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer.

(2) Includes 200,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(3) Includes 120,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(4) Includes 90,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(5) Includes 40,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(6) Includes 30,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(7) Includes 20,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(8) Includes 66,666 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

(9) Includes 15,000 shares of our common stock issuable within 60 days upon exercise of currently exercisable warrants.

                              PLAN OF DISTRIBUTION

     This prospectus covers 1,783,334 shares of our common stock that are currently issued and outstanding, and 601,666 shares of common stock issuable upon the exercise of outstanding warrants. All of the shares offered may be sold by the selling shareholders. We will not realize any proceeds from the sale of the shares by the selling shareholder.

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o     an over-the-counter distribution;

      o     in privately negotiated transactions; and

      o     in options transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling shareholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

      o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

      o with respect to any selling shareholder, such time as all of the shares held by the selling shareholder and subject to this prospectus may be sold to the public in compliance with Rule 144 within any three-month period.

                                LEGAL PROCEEDINGS

     We are not a party to any material litigation and are not aware of any threatened litigation that would have a material adverse effect on our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The following table sets forth the name, age and position of each person who currently serves as a director and/or officer of our Company as of January 22, 2004. Our directors serve for an indefinite term that expires at the next regular meeting of our shareholders, and until such directors' successors are elected and qualified, or until such directors' earlier death, resignation, disqualification or removal.

         NAME                                       AGE                           POSITION
         -------------------------------------- ------------ ----------------------------------------------------
         James L. Mandel......................      46       Chairman; Director
         David C. Carlson.....................      47       Chief Financial Officer; Director
         Ismail Kurdi.........................      35       Director
         Justin MacIntosh.....................      53       President, Chief Executive Officer; Director
         Alan M. Missroon, Jr.................      40       Senior Vice President of Corporate Strategy;
                                                             Director
         Gary P.Smaby                               54       Director

     James L. Mandel (Chairman; Director). Mr. Mandel has been a director of CorVu since 1987. He has been the Chief Executive Officer and a director of Vicom, Inc. since September 1998. Vicom is a full service telecommunications company that files reports under the Securities Exchange Act of 1934 and is headquartered in Minneapolis. From January 1997 to September 1998, he was Chairman of Call 4 Wireless LLC and from January 1992 to February 1997, he served as a Vice President of Grand Casinos, Inc. He currently spends approximately 10% of his time on CorVu's business affairs.

     David C. Carlson (Chief Financial Officer; Director). Before joining CorVu Corporation as Chief Financial Officer in July 1996, Mr. Carlson gained extensive experience in the area of accounting and business operations. He served from July 1979 to July 1984 in the audit division of Arthur Andersen & Co. From July 1984 to April 1989, he held the position of Controller and later, Vice President of Finance at Canterbury Downs, a horse racing facility. He joined the Minnesota Timberwolves, a professional sports franchise, in April
1989 as Controller, a position he subsequently held at a local health and fitness chain until May 1996; the sports franchise and the health and fitness chain were under common ownership. Mr. Carlson is responsible for all areas of financial management of our Company. He became a member of the Board of Directors of CorVu Corporation in December 1996.

     Ismail Kurdi (Director). Mr. Kurdi received a Bachelor of Science from Boston University in May 1992. From September 1992 to September 1993, he was with Oxy USA, a subsidiary of Occidental Petroleum. In October 1993, he relocated back to England where he is a real estate developer and investor. He serves on the board of directors for several British property companies that are not reporting companies. Mr. Kurdi was elected to the Board of Directors of CorVu Corporation in December 1996. He currently spends approximately 5% of his time on CorVu's business affairs.

     Justin M. MacIntosh (President, Chief Executive Officer; Director). After a career in the equity and real estate markets in Australia, Mr. MacIntosh founded MACS Software Company, a provider of business application software, in 1977. He served as Chairman and CEO of MACS until he founded the former parent company of CorVu in Australia in 1990. Since the incorporation of CorVu Corporation in Minnesota in September 1995, Mr. MacIntosh has served as Chairman, President and Chief Executive Officer, and as a director of the Company.

     Alan M. Missroon, Jr. (Senior Vice President of Corporate Strategy; Director). Mr. Missroon gained his knowledge of the business intelligence market while working at Burroughs Corporation (Unisys), and during his eight years (from July 1987 to November 95) at IQ Software Corporation in which he held a variety of positions in sales, sales management, product design, and marketing. From December 1995 to December 1996, he worked at Praxis International. During 2002 and 2003, Mr. Missroon was responsible for directing the salesforce in the Americas region. In September 2003, Mr. Missroon was appointed as Senior Vice President of Corporate Strategy, leading strategic relations with the analyst and investor community and guiding the strategic direction of CorVu and its products. He joined CorVu Corporation in January 1997 and was elected as one of the directors of CorVu Corporation in February 1997.

     Gary P. Smaby (Director). Mr. Smaby was elected as a director of the Company in September 2003. In 1989 Mr. Smaby formed his own technology-consulting firm, Smaby Group, Inc., serving as CEO. He is also one of the managing partners of Quatris Fund since its formation in July 2000. He is the 2003 President of the Minnesota Venture Capital Association, and serves on the Board of Directors of several venture-financed start-ups, including Quatris portfolio companies Unlimited Scale and Iconoculture. He also serves on the Board of Finstad Center for Entrepreneurial Studies at St. Olaf College in Northfield, MN, the Board of Trustees for the Science Museum of Minnesota, Vesterheim Norwegian-American Museum in Decorah, Iowa, and the External Advisory Board of the Deep Computing Institute at IBM TJ Watson Research Laboratory. He currently spends approximately 5% of his time on CorVu's business affairs.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information as of January 22, 2004, concerning the beneficial ownership of our Company's common stock by (i) each director of the company, (ii) each executive officer named in the Summary Compensation Table, (iii) the persons known by us to own more than 5% of our outstanding common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

        NAME OR IDENTITY OF
        BENEFICIAL OWNER &
        MANAGEMENT                                                 COMMON STOCK
                                                -------------------------------------------------
                                                 NUMBER OF SHARES(1)                  PERCENT
                                                 BENEFICIALLY OWNED                   OF CLASS
                                                 ------------------                   --------
        David C. Carlson(2)                            602,910(3)                        2.5%
        Ismail Kurdi(2)                              1,684,492(4)                        7.1%
        Justin M. MacIntosh(2)                       9,448,488(5)                       38.6%
        James L. Mandel(2)                             264,061(6)                        1.1%
        Alan M. Missroon, Jr.(2)                       524,677(7)                        2.2%
        Gary Smaby(2)                                   30,000(8)                          *
        Directors and executive
           officers as a group                      12,554,628(9)                       49.3%
        Opella Holdings Limited(10)                  7,541,733(11)                      32.1%
        Dominic K.K. Sum(10)                         7,541,733(12)                      32.1%

------------

*Less than 1%

(1) For each person or group, any securities that the person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares when determining the percent owned by such person or group.

(2)   Address: 3400 West 66th Street, Suite 445, Edina, MN 55435.

(3) Mr. Carlson's beneficial ownership includes 432,500 shares that may be purchased upon exercise of options. Mr. Carlson disclaims beneficial ownership of 160,694 of the shares that may be purchased upon exercise of options because the pecuniary interest in these shares was transferred to his ex-spouse under a divorce decree as of January 2003.

(4) Mr. Kurdi's beneficial ownership includes 55,000 shares that may be purchased upon exercise of options.

(5) Mr. MacIntosh's beneficial ownership includes (i) 7,541,733 shares registered in the name of Barleigh Wells Limited (see also footnotes 11 and 12), (ii) 940,000 shares that may be purchased upon exercise of options held by Mr. MacIntosh, and (iii) 250,744 shares held by Mr. MacIntosh's spouse and a company controlled by his spouse. Mr. MacIntosh disclaims beneficial ownership of the shares owned by his spouse.

(6) Mr. Mandel's beneficial ownership includes (i) 90,000 shares that may be purchased upon exercise of options held by Mr. Mandel and (ii) 15,350 shares held by Mr. Mandel's spouse. Mr. Mandel disclaims beneficial ownership of the shares owned by his spouse.

(7) Mr. Missroon's beneficial ownership includes 395,000 shares that may be purchased upon exercise of stock options.

(8)   These 30,000 shares may be purchased upon exercise of stock options.

(9) Includes 1,942,500 shares that may be purchased upon exercise of stock options.

(10) Address: c/o Tempio Corporate Consultants Limited, Suite 701, 7/F, 6-8 Pottinger Street, Central, HONG KONG.

(11) Opella Holdings Limited as trustee of The Asia Pacific Technology Trust is the beneficial owner of 7,541,733 shares of Common Stock registered in the name of Barleigh Wells Limited as street name holder. Opella Holdings Limited shares beneficial ownership of the shares with Mr. MacIntosh (see footnote 5) and Mr. Sum (see footnote 12).

(12)  Mr. Sum is the sole  shareholder of Opella Holdings  Limited (see footnote
      11). The director of Opella Holdings Limited is Pio Services Limited whose sole shareholder is Tempio Group of Companies Limited which in turn is wholly owned by Mr. Sum. Pio Services Limited has two directors, one of which is Mr. Sum.


                            DESCRIPTION OF SECURITIES

     Our Company is authorized to issue an aggregate number of 100,000,000 shares that consists of 75,000,000 shares of common stock, 1,000,000 shares of Series A Convertible Preferred Stock, and 24,000,000 undesignated shares. Our Board of Directors is authorized to establish from the undesignated shares one or more classes or series of shares, to designate each such class or series (including but not limited to the designation of additional Series A Convertible Preferred Shares), and to fix the relative rights and preferences of each such class or series. As of December 31, 2003, 23,510,356 shares of common stock and no shares of Series A Convertible Preferred Stock were outstanding.

COMMON STOCK:

     Our common stock has a par value of $.01 per share. Subject to the preferential dividend rights of any holders of Series A Convertible Preferred Stock, common stock shareholders are entitled to receive dividends as and when declared by our Board of Directors. However, dividends on our common stock are not contemplated in the foreseeable future. Common shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of the common shareholders.

     Our Articles of Incorporation provide that our shareholders will not have cumulative voting rights with regard to the election of directors. Under cumulative voting, a shareholder could cast that number of votes equal to such shareholder's shares multiplied by the number of directors to be elected in favor of one candidate or among several candidates. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Under non-cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

     Our articles provide that our shareholders will not have any preemptive rights to subscribe for or purchase additional shares of our capital stock. This means that our shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase our securities before we may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder's proportional voting power and proportional rights to receive other distributions by the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     In accordance with our Articles of Incorporation, we have redeemed each share of Series A Stock at $11.70 plus earned and unpaid dividends. Currently, no shares of Series A Stock are issued and outstanding, and we do not intend to issue any shares of Series A Stock in the foreseeable future.

     Holders of Series A Convertible Preferred Stock would be entitled to receive a dividend of 6.5% per annum, payable semi-annually on July 1 and January 1. The dividend would be cumulative, which would mean that if in any semi-annual dividend period, dividends at the rate of 6.5% per annum were not paid upon or set apart for the Series A Stock, the deficiency (but without interest) would be fully paid or set apart for payment before any dividends were paid upon or set apart for the common stock.

     Each share of Series A Stock would be convertible into common stock at the rate of eight shares of common stock for each share of Series A Stock. Each share of Series A Stock would be entitled to eight votes. In the event of an involuntary or voluntary liquidation, the holders of shares of Series A stock would be entitled to receive out of the assets of our Company an amount equal to $10 per share.

UNDESIGNATED STOCK

     Under governing Minnesota law and our Articles of Incorporation, no action by our Company's shareholders is necessary, and only action of our Board of Directors is required, to authorize the issuance of any of the undesignated stock. Our Board of Directors is empowered to establish, and to designate the name of, each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, our board, without shareholder approval, may issue undesignated stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of our common stock.

     The existence of undesignated stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of common stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the undesignated shares may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our common stock.

MINNESOTA BUSINESS CORPORATION ACT

     Section 302A.671 of the Minnesota Business Corporation Act provides that, unless the acquisition of certain new percentages of voting control of our Company (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by the holders of a majority of the outstanding voting stock other than shares held by the acquirer (if already a shareholder) and officers and directors who are also employees of the Company, the shares acquired above any such new percentage level of voting control will not be entitled to voting rights. In addition, if the requirements of this Section are not satisfied, the Company may redeem the shares so acquired by the acquirer at their market value.
Section 302A.671 generally would not apply to a cash offer to purchase all shares of voting stock of the Company if such offer had been approved by a majority vote of disinterested directors of the Company.

     Section 302A.673 of the Minnesota Business Corporation Act restricts certain transactions between the Company and a shareholder who becomes the beneficial holder of 10% or more of any class of our outstanding voting stock (an "interested shareholder") unless a majority of our disinterested directors has approved, prior to the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by such a shareholder or the acquisition of shares that made such a shareholder a statutory interested shareholder. If such prior approval is not obtained, this section imposes a four-year prohibition from the interested shareholder's share acquisition date on mergers, sales of substantial assets, loans, substantial issuance of stock and various other transactions involving the Company and the interested shareholder or its affiliates.

     In the event of certain tender offers, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The Section does not apply if a committee of the Board consisting of all of its disinterested directors (excluding present and former officers of the Company) approves the subsequent acquisition before the shares are acquired pursuant to the earlier tender offer.

     These statutory provisions could have the effect of delaying or preventing a change in the control of the Company in a transaction or series of transactions not approved by the Board of Directors.

                                  LEGAL MATTERS

         Certain legal matters associated with the shares offered pursuant to this prospectus will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements for the year ended June 30, 2003 incorporated in this prospectus have been audited by Virchow, Krause & Company, LLP, independent auditors, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   DISCLOSURE OF COMMISSION POSITION REGARDING
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota law also requires corporations to advance defense expenses to persons eligible for indemnification. Our Articles of Incorporation and Bylaws do not limit our obligation to indemnify such persons.

     Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. We have procured directors' and officers' insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

     We are a holding  company  that  develops  and sells  business  performance management software products and related professional services through our subsidiaries: CorVu North America, Inc. (incorporated in Minnesota, responsible for North and South America); CorVu Plc. (incorporated in England, responsible for United Kingdom/Europe), CorVu Australasia Pty. Ltd. (incorporated in
Australia, responsible for the Australian-Pacific region) CorVu Software Marketing, Inc. (incorporated in Minnesota) and CorVu Latin America, Inc. (incorporated in Minnesota, currently inactive). CorVu Plc has one subsidiary, CorVu Nordic AB, incorporated under the laws of Sweden. CorVu Software Marketing, Inc. has one subsidiary, CorVu Software, Ltd., incorporated under the laws of England.

     The Company was incorporated in Minnesota as J. B. Goodhouse on September 29, 1983. On April 28, 1988, it changed its name to Lockermate Corporation, and on October 20, 1992, it changed its name to Minnesota American, Inc. Following the merger of CorVu Corporation, a privately held company, with and into the Company on January 14, 2000, the Company continued to operate the business of the privately held company and changed its name to "CorVu Corporation".

BUSINESS OF ISSUER

(i)  Our Principal Products and Services

     CorVu is a provider of Enterprise Performance Management software products.

     Enterprise performance management is a process by which an organization seeks to define its strategy, measure and analyze its performance and risks, and ultimately manage improvements to enhance performance. In recent years several methodologies have arisen for managing organizational performance; each methodology represents an approach to measuring an organization's performance against strategic goals and specific performance targets. While the Balanced Scorecard has emerged as the premier performance management methodology, others are certainly valid. Our customers use our products to implement one or more performance management methodologies. Some have found it beneficial to employ the Balanced Scorecard methodology, as well as other methodologies, including Management by Exception, Total Quality Management, Six Sigma, ISO Certification, Malcolm Baldrige Award for Quality, President's Award for Quality, and Value Based Management. To our knowledge, none of the methodologies supported by CorVu products are protected under intellectual property law.

     We generate revenues in three areas: (1) sale and licensing of our software products; (2) consulting and training services (we refer to these services as "professional services"); and (3) maintenance agreements entered into in connection with the sale and licensing of our products.

Our Products

     CorVu software products are designed to enable our customers to better measure and analyze their information, in order to achieve strategic objectives and improve business performance. CorVu is currently shipping Version 4.2 of our products to all eligible customers. The following product descriptions are those of the 4.2 versions of CorBusiness(TM), CorStrategy(TM), CorPortfolio(TM) and HyperVu(TM). Customers who have licensed previous versions of these products and who have active maintenance agreements receive these 4.2 versions at no additional charge, as well as the forthcoming version 4.3.

     CorBusiness(TM) is a Business Intelligence tool designed to address the information analysis needs of an organization. The term Business Intelligence
(BI) generally refers to the process of accessing and analyzing data in order to develop a more comprehensive understanding of an organization and thus, to make better informed decisions. CorBusiness includes end-user query/reporting (i.e., information access and reporting), OnLine Analytical Processing (OLAP) (i.e., the multidimensional analysis of information, viewing data from many perspectives and cross-examinations), executive dashboards (i.e., collections of many key performance indicators presented on a single screen through a simple graphical representation) and forecasting which assists the user in predicting future events based on past data trends. Once created, the user can modify the forecast and export them for use in demand planning/budgeting programs. CorBusiness is able to be implemented across the web with a Java client, or across the network in client/server mode. CorBusiness enables direct access to all major Enterprise Resource Planning (ERP) databases for data access to provide information for analysis or for key performance measures for input to CorStrategy.

     CorStrategy(TM) is designed to help companies significantly improve business performance by integrating and automating the management processes of strategy development, budgeting, business modeling, planning, performance monitoring, reporting and analysis, and scorecarding. CorStrategy links and aligns an organization's strategic resources - people, information and the decision-making process. This creates a clear understanding of corporate strategy and establishes accountability, while proactively monitoring actions and performance against company targets. CorStrategy offers a 100% web-based, centralized approach to the collection, consolidation and reporting of performance results so organizations can quickly adjust strategies to ensure success. CorStrategy can be configured for virtually any organizational structure and any EPM methodology, whether deployed in one department or across a global enterprise. Comprised of three fully integrated management applications
- CorStrategy.Scorecard, CorStrategy.Risk and CorStrategy.Finance, CorStrategy is a unique, easily deployable, 100% web-based enterprise performance management solution that enables managers to communicate, monitor and manage strategy.

     CorStrategy.Scorecard provides the latest innovation in scorecard automation; empowering users to more effectively align valuable resources with strategy, thus having the most strategic impact on performance. Offering a robust security model, out-of-the-box reporting options, and easy-to-use personalized briefing books, CorStrategy.Scorecard allows users to create interactive scorecards for powerful performance management. CorStrategy.Scorecard visually depicts how well activities are aligned with strategy, enabling the coordination of budgeting and project management activities. Additionally, Gantt charts keep users aware of the status of all initiatives and subordinate tasks, which help in monitoring how effectively activities are being accomplished.

     CorStrategy.Risk allows companies to monitor, manage and mitigate risk, ensure regulatory compliance and monitor corporate governance. CorStrategy.Risk enables organizations to collaborate, integrate, and share the responsibility of risk management. CorStrategy.Risk allows managers to go beyond pure compliance, to focus on safeguarding company assets, enhancing shareholder value and performance optimization. CorStrategy.Risk facilitates the management of risk exposure by company, business unit, and key business drivers that impact risk. With CorStrategy.Risk, users may understand how effectively an organization is accomplishing control activities, and whether such activities are aligned with the strategic plan, which ultimately leads to successful risk mitigation.

     CorStrategy.Finance is designed to allow companies to align budgets with strategy and manage the finance process as it relates to business strategy. CorStrategy.Finance makes it easy to provide customized and secure centralized control of budget reports and scorecards in a 100% web-based environment. CorStrategy.Finance is designed for easy use by senior executives and requires minimal training. CorStrategy.Finance offers pre-defined reports and analyses to review projected performance or comparison to actuals, which may be exported to virtually any general ledger accounting system. CorStrategy.Finance supports the Rolling Forecast Beyond Budgeting methodology, and provides a comprehensive financial management solution to support any business model.

     CorPortfolio(TM) is designed to allow users to combine various types of disparate reports and graphs into a single document for distribution and/or presentation. For example, with CorPortfolio a user may create a single electronic document, or portfolio, that contains pie graphs, bar charts, financial statement reports, etc. Additionally, this portfolio could also contain files not generated by a CorVu product, such as files from spreadsheets, word processing documents or other applications. Users may then insert title pages and a table of contents along with textual annotations that explain the meaning of the graphs and reports included in the portfolio.

     CorVu's HyperVu(TM) software publishes a live organizational performance web site with one-click access to text, tables, graphics and hyperlinks embedded as intelligent and interactive web objects, complete with drill-down capability.

     CorVu's PC-based products are available for Windows 95, 98, 2000, and XP; Windows NT; and Linux. CorVu's server system based products are available on Windows NT, UNIX, and Linux. All pricing is based upon the number of users licensed under the agreement with the respective customer.

Services

     In an effort to  assist  clients  in  implementing  Enterprise  Performance
Management software, we have developed the RapidROI Program consisting of consulting, installation, implementation, and training services. The program is designed to facilitate the implementation and use of our products in the organizations of our customers, thus establishing long-term relationships. In the RapidROI program, CorVu consultants work with customers through a step-by-step process, confirming customer satisfaction at each stage prior to moving on. This process typically involves:

     Initial Interview - CorVu consultants conduct interviews with client personnel to define the client's expectations and needs.

     Design - CorVu consultants work with client personnel to design an implementation agenda.

     Implementation - CorVu consultants work with client personnel to install and set up the CorVu products ordered.

     Training - While much training occurs at each stage, most customers consider the assistance of consultants especially helpful when beginning to use CorVu's software products. Administrative training occurs primarily during the implementation stage.

     Performance Tuning - Depending on the customer experience, additional adaptation of the specific CorVu product may prove necessary.

     While each of these stages may be required in varying degrees, we work to provide customized services for our customers to assure that the implementation of our products is successful.

Maintenance Agreements

     We also provide support services to customers with a "Software Maintenance Agreement." Such customers are entitled to:

     o   New Versions of CorVu Software

     o   Help Desk Support Services

     o   Online Support Services

     A Software Maintenance Agreement is meant to give customers access to our help desk staff upon experiencing a software problem or with any questions regarding the use of our products. Customers with a Software Maintenance Agreement may reach our help desk staff via telephone, e-mail or through our home page on the web (www.corvu.com). The services provided through the web are designed to make it easier for customers to answer questions and solve problems without the need of direct assistance from CorVu support personnel.

(ii) Market for our Products and Services

     Our management believes that the market for our products and services includes small, medium and large corporations across all industry segments. Regardless of size, all organizations are concerned with improving performance. Leading analyst organizations agree that performance management concepts, such as the Balanced Scorecard methodology, may be a way to achieve significant performance improvement.

     Current information suggests that 27% of our customers are active in the manufacturing sector and 15% are active in the government sector. We have been targeting our sales to leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, telecommunications, transportation, and also to public sector governmental units.

(iii) Distribution of our Products and Services

     CorVu products and services are sold through our subsidiaries' sales personnel and through "Value Added Resellers," distributors and marketing alliances.

     Our Sales Offices - Our North American subsidiary has sales offices in Atlanta, Cincinnati, Dallas, and Minneapolis. In Europe, CorVu sales offices are located in London, Rotterdam and Stockholm. Sales offices for the CorVu Asia-Pacific region have been established in Sydney and Melbourne. Direct sales activities are concentrated on Global 1000 accounts.

     Value Added Resellers (VARs) - Our VARs are software companies with industry applications that sell our software products in conjunction with their own products. Some VARs will private-label CorVu products. Current VARs offer CorVu products into a variety of industries, including manufacturing, distribution, warehouse logistics, healthcare, insurance, mining, power/utilities, and human resources. Under the typical agreement between a VAR and one of our subsidiaries, the VAR receives the non-exclusive license to sell the software products specified in the agreement and to grant sublicenses for the use of such software to users of the VAR's applications. The license fees paid by a VAR are a percentage of our standard license fee for the use of our software and may be increased at our discretion upon 30 days prior written notice. Any of the parties may terminate the agreement without giving any reason by written notice 90 days prior to the termination date. A typical VAR agreement would have a three-year term.

     Distributors - CorVu distributors are companies that sell technology into geographic regions where CorVu has no physical presence. Currently, distributors are in several global locations, including Brazil, the Czech Republic, Indonesia, Mexico, Norway, the Philippines, Saudi Arabia, Singapore, South Africa, South Korea, Sri Lanka and Thailand. Our subsidiaries typically grant to distributors the non-exclusive license to sell the software products specified in the distributor agreement and to grant sublicenses for the use of such software. The fees a distributor pays are a percentage of our standard license fee for the use of our software and may be increased at our discretion upon 30 days prior written notice. The agreement may be entered into for a five-year term; termination usually requires cause such as nonperformance.

     Alliance Partners - CorVu Alliance Partners are companies that provide both technology and management consulting and implementation services, but typically do not actually sell software. Recommending CorVu products as a service to their clients, they often greatly influence corporate sales. Alliance Partners maintain no financial relationship with CorVu in that they do not receive fees in exchange for their recommendations. The Partners benefit from such recommendations because CorVu will, if the occasion arises, refer management consulting services to them.

     CorVu Associate Partners (CAPs) - Our CAPs act as independent contractors working on a commission-only basis. Targeted candidates will bring with them a strong background in CorVu's key markets, like ERP systems and the Balanced Scorecard methodology. Based on their background, these candidates can leverage prior market experience and business relationships, which should allow them to identify, qualify and penetrate key accounts with CorVu's solutions.

     Historically, approximately 30% of our annual revenues have been received through distributors and VARs. Alliance Partners and CAPs - as a group and on an individual basis - account for a nominal portion of our business.

(iv) Competition

     We are unaware of competitors  whose products  perform all of the functions
performed  by  CorVu's   products.   We  compete  in  the  market  for  Business
Intelligence (BI) and Enterprise Performance Management (EPM) software.

     Business Intelligence (BI) - CorBusiness is designed to address Business Intelligence needs. Key competitors we encounter in the BI market are Cognos and Business Objects. However, our management believes that competing products focus only on specific business intelligence features, such as end user query and reporting, sophisticated programmer reporting, or multidimensional information analysis. In contrast, CorVu products are designed to offer a suite of integrated applications covering all of the Business Intelligence features mentioned above.

     Balanced Scorecard - Our management is aware of several companies offering software based on the Balanced Scorecard methodology. To date, 18 vendors have been certified by the Balanced Scorecard Collaborative, an organization dedicated to the worldwide awareness, use, enhancement, and integrity of the Balanced Scorecard (BSC) as a value-added management process. We consider Hyperion, Panorama Business Views and SAS to be our most important competitors in this area. However, we are not aware that they also offer products that tightly integrate business intelligence applications with their Balanced Scorecard software.

     Our management believes that our products are competitive due to features such as ease of deployment, low overhead and administration, ease of use, integrated application suite, and appeal to broad user requirements.

(v)  EPM Market Analysis and Forecast

     Recent analysis of the market for Enterprise Performance Management software includes "Worldwide Financial/Business Performance Management Software Forecast and Analysis, 2002-2006" by IDC analysts Robert Blumstein and Henry Morris. That study predicts that the market for such software will develop as follows:

     "The market is estimated to increase from $921.1 million in 2001 to $1,537.9 million in 2006, a compound growth rate (CAGR) of 10.8%, based on an acceleration in the economy by 2004 that leads to financial growth in 2005 and 2006." Regarding the performance management market, IDC predicts, "this sector should show the highest growth in the overall financial/BPM analytic applications market. BPM is cross functional, and as such is unique among analytic application categories. All other categories are function specific, yet BPM is closely aligned with financial analytic applications. The ability to measure and accurately forecast financial performance is a priority for finance. Balanced scorecarding, the most important business methodology for BPM, emphasizes the role of nonfinancial indicators as predictors of financial performance. This creates the need for bringing together financial and nonfinancial metrics within the same application (i.e., cross-functional BPM)."

(vi) Our Customers

     Over 4,500 customers worldwide have licensed CorVu products. These include organizations like Ingersoll Rand, JP Morgan, Fireman's Fund Insurance, Bowne & Company, US Army, CVS Pharmacy, Merck, Hilton Hotels Corporation, Credit Suisse, Societe General, HM Customs & Excise, SpecSavers, BT Ignite, Robert Bosch, and the Australia Department of Veterans Affairs. The most revenue that any single customer or partner has contributed to CorVu on an annual basis is about 8%. In the past, several of our customers have ordered additional software and services, occurring within a non-predictable time frame, that is, from a few months of the original order up to a few years after that order. The additional orders typically have been either (a) the addition of users for new projects, departments, divisions etc. within a given customer, or (b) the purchase of new products as these become available. Our management estimates that such repeat business accounts for approximately 38% of our annual license revenues.

(vii) Intellectual Property

     Due to the length of the patent application procedure on one hand and the necessity to continually develop and improve our software products on the other, we have not sought patent protection for any of our products. However, we have registered the trademarks "CorVu", "Managing Business Performance", "CorBusiness" (on the Supplemental Register), "CorManage", and "RapidScorecard" with the U.S. Patent and Trademark Office. Applications for the registration of the trademarks "Managing Business Performance" and "HyperVu" are pending with the U.S. Patent and Trademark Office. The trademark "CorVu Managing Business Performance" which includes our Company's logo has been registered in Colombia and Venezuela; applications for the registration of that trademark are pending in Brazil and Mexico. Once granted, the trademarks in the U.S. and in the named Southern American Countries have a duration of ten years, with the possibility of renewals for like terms. In Australia, a trademark for "CorVu Your Window Into the Future" and its design is registered. This trademark will be up for renewal in 2005. The computer code underlying our software is protected by copyright.

     Contracts under which we license the use and/or sale of our products include confidentiality clauses to protect our products and any information in connection with them as trade secrets.

(viii) Research and Development Activities

     In fiscal 2002, we spent $1,076,111 on research and development activities, and in fiscal 2003, a total of $1,353,056. None of these costs was borne directly by any customer. We expect to continue to maintain our high level of investment in R&D activities consistent with our fiscal year 2003 expense.

(ix) Our Employees

     As of January 1, 2004, we employed 115 people in our Company and our subsidiaries around the world. Forty-three of these employees worked in Sales and Marketing, 29 provided professional services such as training and general product assistance, 20 worked in product development and 23 provided general administrative and help-desk support services. All of our employees are working full-time. No employees are represented by a labor union and we consider our relations with employees to be good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

              FISCAL YEAR ENDED JUNE 30, 2003 VERSUS JUNE 30, 2002

REVENUES:

     CorVu derives its revenues from three sources: (i) the sale and licensing of its software products; (ii) consulting and training services; and (iii) maintenance agreements in connection with the sale and licensing of software products. CorVu recognizes revenue in accordance with Statement of Position No. 97-2, Software Revenue Recognition, as amended by Statements of Position 98-4 and 98-9. Software license revenue is recognized when all of the following criteria have been met: there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within twelve months, collection is deemed probable and product returns are deemed reasonably estimable. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance and professional services. Fair value is determined based on vendor specific objective evidence. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting and other revenues are recognized when services are performed.

     Total revenue increased by $3,375,495 (27%) from $12,341,806 for the year ended June 30, 2002 to $15,717,301 for the year ended June 30, 2003.

     Software and license fee revenues increased $1,338,923 (22%) from $6,150,619 in 2002 to $7,489,542 in 2003. This increase reflects an increasing acceptance and demand for our products in the marketplace, especially in the Balanced Scorecard area. The number of salespeople increased by 20% during the year (totals 36) and approximately 450 new customers were added during the year. Other factors contributing to this improvement were an improved economy and an increased market demand for our products.

     Maintenance, consulting and other revenues increased by $2,036,572 (33%) from $6,191,187 in 2002 to $8,227,759 in 2003. Maintenance revenue increased by 35%, or $1,183,610, and consulting revenues increased by 30%, or $852,962, from 2002 to 2003. Maintenance revenues continue to increase due to our increased customer base and continued strong renewals of existing contracts. Consulting revenues increased as a result of the increased license fee revenues and strong demand for our on-going consulting and training services.

OPERATING EXPENSES:

     Operating expenses increased by $2,836,118 (24%) from $11,736,315 for the year ended June 30, 2002 to $14,572,433 for the year ended June 30, 2003.

     Cost of maintenance, consulting and other expenses increased $184,800 (6%) from $2,945,787 in 2002 to $3,130,587 in 2003. Staffing levels remained consistent during the year with the increase in expenses caused primarily by salary increases and cost of living adjustments.

     Product development costs increased $276,945 (26%) from $1,076,111 in 2002 to $1,353,056 in 2003. We continue to maintain our high level of investment in this area in our effort to keep improving our products. Staffing levels in this area were increased by 4 positions during the year as we continue to focus on new product initiatives.

     Sales and marketing expenses increased $1,777,796 (43%) from $4,154,610 in 2002 to $5,932,406 in 2003. As stated under license fee revenues above, we have increased staffing in this area by 20% by strategically adding salespeople in certain parts of the world as the market demands and our strong financial performance continues. In addition, we have increased our world-wide marketing activities to aggressively increase market awareness and to improve lead generation.

     General and administrative expenses increased $596,577 (17%) from $3,559,807 in 2002 to $4,156,384 in 2003. The primary reason for increases in this area was our increased activities in investor and broker relations that are being done in an effort to increase and broaden our shareholder base and to improve shareholder value.

INTEREST EXPENSE:

     Interest expense decreased $79,020 (51%) from $155,960 in 2002 to $76,940 in 2003. Reduced levels of interest incurring debts resulted in these savings.

BENEFIT FOR INCOME TAXES:

     For the year ended June 30, 2003, a deferred tax asset of $708,000 was recorded, which represents a portion of the value of accumulated net operating losses that will be utilized in future periods to offset federal and state income tax liabilities that result from continued positive financial performance. For the year ended June 30, 2002, the value of the accumulated net operating losses were fully reserved for.

NET INCOME:

     CorVu Corporation generated net income of $1,775,928 and $449,531 for the years ended June 30, 2003 and 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Total cash and cash equivalents increased by $364,170 from $279,176 as of June 30, 2002 to $643,346 as of June 30, 2003.

     Net cash provided by operating activities was $67,517 for the year ended June 30, 2003. Net income for the year ended June 30, 2003 was $1,775,928. Net cash used in investing activities was $138,842 for the year ended June 30, 2003 reflecting the acquisition of capital assets. Net cash provided by financing activities was $367,319 for the year ended June 30, 2003. Proceeds from the sale of common stock and the exercise of stock options accounted for $119,659. In addition, during the year ended June 30, 2003, the Company had net borrowings under its line of credit facility of $250,000.

DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following summarizes our contractual obligations at June 30, 2003, and the effect these contractual obligations are expected to have on our liquidity and cash flows in future periods (in Thousands):

                                            TOTAL       1 YEAR OF LESS      1-3 YEARS      OVER 3 YEARS
                                         ---------------------------------------------------------------
Operating leases.......................  $       1,788    $      555      $       1,083    $        150
Note payable-stockholder...............            686            --                686              --
Line of credit                                     250           250                 --              --
                                         ---------------- ----------- ----------------------------------
Total..................................  $       2,724    $      805      $       1,769    $        150
                                         ---------------- ----------- ----------------------------------

 FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 VERSUS SEPTEMBER 30, 2002

REVENUES:

     Total revenues for the three-month period ended September 30, 2003 decreased 19%, compared to the same period a year ago.

     Software revenues decreased $1,240,568 (47%) for the three-month period ended September 30, 2003 from the same period last year. Revenues for the previous year quarter (September 30, 2002) were extremely favorable due to the closing of several large license transactions. Another factor that caused the decrease was the continued slow economic conditions with respect to corporate spending on business software.

     Maintenance revenues increased $354,362 (39%) for the three-month period ended September 30, 2003 from the same period last year. These results reflect continued improvement of maintenance contract renewals.

     Consulting and other revenues increased $29,548 (3%) for the three-month period ended September 30, 2003 from the same period last year. Demand for consulting and training services continued to be strong in spite of current weakness in software license revenues.

OPERATING COSTS AND EXPENSES:

     Operating expenses increased $566,681 (17%) for the three-month period ended September 30, 2003 from the same period last year.

     Cost of maintenance, consulting and other expenses increased $83,073 (11%) for the three-month period ended September 30, 2003 from the same period last year. Revenue increases caused continued spending in this area, consistent with demands for services.

     Product development costs increased $162,606 (58%) for the three-month period ended September 30, 2003 from the same period last year. Staffing levels in this area increased by 30% (five additional positions). We continue to invest in the improvement and enhancement of current products as well as the development of new products.

     Sales and marketing expenses increased $382,536 (30%) for the three-month period ended September 30, 2003 from the same period last year. These increases are the result of a 14% increase in new sales positions (an increase of 5 positions). In addition, other increases have occurred in sales related expenses, such as travel expenses, and in marketing expenses, due to our increased activities in business shows and performance management and balanced scorecard seminars.

     General and administrative expenses decreased $61,534 (6%) for the three-month period ended September 30, 2003 from the same period last year. Increases in certain general and administrative expenses such as investor relations expenses were more than offset by the fact that no incentive bonus was earned for the quarter ended September 30, 2003 by the CEO due to the net loss incurred. In the previous year, a bonus of approximately $200,000 was earned and accrued.

     INTEREST EXPENSE, NET:

     Interest expense, net decreased $7,230 (26%) for the three-month period ended September 30, 2003 compared to the same period last year due to lower debt levels.

     NET INCOME (LOSS):

     CorVu Corporation reported a net loss of $385,177 for the three-month period ended September 30, 2003 and net income of $1,030,932 for the three-month period ended September 30, 2002.

     LIQUIDITY AND CAPITAL RESOURCES

     Total cash and cash equivalents decreased by $224,805 during the three-month period ended September 30, 2003 from $643,346 as of June 30, 2003 to $418,541 as of September 30, 2003. Net cash used by operating activities was $99,091 for the three-month period ended September 30, 2003. Net cash used in investing activities was $20,332, reflecting the acquisition of capital assets during the period. Net cash used by financing activities was $104,000 for the three-month period ended September 30, 2003, reflecting the repurchase of common stock in the amount of $154,000. In addition, borrowings under a line of credit totaled $513,000 and repayments of the line of credit totaled $463,000.

     During the three-month period ended September 30, 2003, the Company has generated consolidated revenues of approximately $3.5 million and incurred a net loss of approximately $385,000. Management intends to continue to increase revenues from software licenses and other revenue sources, and to carefully manage operating costs. Management believes these activities will generate sufficient cash flows to sustain CorVu's operations for the next twelve months.

     (1) CRITICAL ACCOUNTING POLICIES AND ESTIMATES-

     Our significant accounting policies are described in Note 1 to the consolidated financial statements included in our annual report for the year ended June 30, 2003. The accounting policies used in preparing our interim 2004 consolidated financial statements are the same as those described in our annual report, and are as follows:

     We believe the critical accounting policies listed below affect significant judgments and estimates used in the preparation of our consolidated financial statements.

     Revenue Recognition. We recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and SOP 98-9, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants, and in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." We license software under non-cancelable license agreements and provide related professional services, including consulting, training, and implementation services, as well as ongoing customer support and maintenance. Consulting, training and implementation services are not essential to the functionality of our software products, are sold separately and also are available from a number of third-party service providers. Accordingly, revenues from these services are generally recorded separately from the license fee. Our specific revenue recognition policies are as follows:

     Software License Fees -- Software license fee revenues from end-users and resellers are generally recognized when there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within 12 months, collection is deemed probable and product returns are reasonably estimable. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance, and professional services. Fair value is determined based on vendor specific objective evidence.

     Maintenance, Consulting and other - Revenues from training and consulting services are recognized as services are provided to customers. Revenues from maintenance contracts are deferred and recognized ratably over the term of the maintenance agreements.

     Software Development Costs. Software development costs are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized over their estimated useful lives. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization.

     Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of various of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required or revenue could be deferred until collectibility becomes probable.

     Contingencies.   We  are  subject  to  the   possibility  of  various  loss
contingencies in the normal course of business. We accrue for loss contingencies when a loss is estimable and probable.

                             DESCRIPTION OF PROPERTY

     Our corporate headquarters are located in 6,000 square feet of leased office space at 3400 West 66th Street, Edina, Minnesota. Pursuant to the lease agreement that extends to August 31, 2007, we make monthly base rent payments of approximately $5,200, with annual increases of approximately 3% per year. In addition to the rent payments, we reimburse the landlord for any operating costs allocable to our premises based upon the rentable square foot office area allocable to our premises. Rent payments are approximately $11,000 per month. The premises include a reception area, conference and training rooms, as well as executive and administrative offices.

     The major regional centers of our subsidiaries are located in Sydney (Australia) and London (England). Total monthly rental payments for the Sydney office amount to about $9,200, and for the London office to approximately $14,000 in U.S. dollars. These amounts are subject to variations due to the applicable exchange rates. The lease agreements vary concerning terms and conditions, and are subject to applicable local law.

     We believe that our current facilities are adequate for the current level of our activities. In the event we require additional facilities, we believe we could procure acceptable facilities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Delia MacIntosh, the wife of Justin MacIntosh, the President, Chief Executive Officer of CorVu and one of our Directors, has advanced money to CorVu under term notes. As of the end of fiscal year 2003, CorVu owed approximately $767,000 on these notes, including accrued interest of approximately $81,000. The term notes bear interest at 8.5% per annum and are due on demand at any time on or after September 30, 2004. The notes expire December 31, 2006 and are secured by substantially all of the assets of the Company.

     In September 2002, the Company entered into a consulting agreement with GlobalNet Venture Partners, L.L.C. (GlobalNet) to provide management advisory services for a period of 30 months. In exchange for these services, the Company paid GlobalNet a fee of $26,500 per month. In addition, GlobalNet was to earn fees as a result of its involvement in obtaining financing and for introducing and developing strategic partnerships resulting in revenue to the Company. As part of the services to be provided under that agreement, John A. Bohn, a principal of GlobalNet, agreed to serve as the Company's Chairman of the Board for a period of 24 months. On July 30, 2003, the Company entered into a restructuring agreement with GlobalNet pursuant to which GlobalNet ceased providing consulting services to CorVu. As part of the restructuring agreement, Mr. Bohn resigned from his positions as director and Chairman of the Board effective July 31, 2003.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol CRVU. Quotations in the following table are based on information provided by IDD Information Services, Tradeline(r) on Lexis(R). The quotations represent inter-dealer prices, without retail markup, markdown or commission, and do not necessarily represent actual transactions.

                                                    COMMON STOCK
                                             ----------------------------
FISCAL QUARTER ENDED                          HIGH BID        LOW BID
--------------------------------------------------------    -------------
September 30, 2001                           $      .14     $        .08
December 31, 2001                            $      .20     $        .05
March 31, 2002                               $      .45     $        .18
June 30, 2002                                $      .37     $        .17

September 30, 2002                           $      .42     $        .16
December 31, 2002                            $      .57     $        .16
March 31, 2003                               $      .60     $        .37
June 30, 2003                                $      .96     $        .25
--------------------------------------------------------    ------------

September 30, 2003                           $     1.15     $       0.65


     As of December 31, 2003, we had approximately 195 shareholders of record. We have never paid cash dividends on our Common Stock and do not anticipate paying dividends in the foreseeable future.

     In March 2003, the Company redeemed the remaining 200 shares of Series A Convertible Preferred stock outstanding for $11.70 per share plus accrued but unpaid dividends.

     The following table provides information as of June 30, 2003 about the Company's equity compensation plans.

                                                                                 NUMBER OF SECURITIES REMAINING
                                                                                 AVAILABLE FOR FUTURE ISSUANCE
                              NUMBER OF SECURITIES TO      WEIGHTED AVERAGE                    UNDER
                              BE ISSUED UPON EXERCISE     EXERCISE PRICE OF          EQUITY COMPENSATION PLANS
                              OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,    EXCLUDING SECURITIES REFLECTED IN
                               WARRANTS AND RIGHTS       WARRANTS AND RIGHTS                COLUMN (A))
                           -------------------------- -----------------------  -----------------------------------
                                      (A)                       (B)                             (C)
                           -------------------------- -----------------------  -----------------------------------
Equity compensation                        3,401,126                  $ 1.13                              598,874
   plans approved by
   security holders......

Equity compensation
   plans not approved by
   security holders......                  3,316,781                  $ 1.86                                  -0-

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid or to be paid by CorVu, as well as certain other compensation, paid or accrued, during each of CorVu's last three fiscal years to the Chief Executive Officer and other executive officers whose total annual salary and bonus paid or accrued during fiscal year 2003 exceeded $100,000.

                                                                              LONG TERM COMPENSATION
                                                                        ---------------------------------
                                                                               AWARDS             PAYOUTS
                                                                        ---------------------    --------
                                                                        RESTRICTED SECURITIES
                                 ANNUAL COMPENSATION       SALES          STOCK    UNDERLYING       LTIP       ALL OTHER
NAME AND PRINCIPAL      FISCAL  ---------------------   COMMISSIONS       AWARDS    OPTIONS       PAYOUTS    COMPENSATION
POSITION                 YEAR   SALARY ($)  BONUS ($)       ($)            ($)        (#)           ($)          ($)
------------------------------ -------------------------------------------------------------------------------------------
Justin MacIntosh(1)      2003     325,160   231,447         53,898           --           --          --          --
   Chief Executive       2002     278,818   192,656         20,594           --           --          --          --
   Officer               2001     276,800        --             --           --       40,000          --          --

David C. Carlson         2003     137,500    24,415             --           --      100,000          --          --
   Chief Financial       2002     116,667    29,166             --           --           --          --          --
   Officer               2001     115,000    13,500             --           --      125,000          --          --

Alan M. Missroon, Jr.

   Senior Vice           2003     150,000        --        103,130           --      100,000          --          --
   President of          2002     150,000        --         63,587           --           --          --          --
   Corporate Strategy    2001     150,000    20,000             --           --      125,000          --          --

(1) $100,000 of 2001 salary amounts was subsequently forgiven by Mr. MacIntosh as part of his amended employment contract.

OPTION GRANTS DURING 2003 FISCAL YEAR

                                                         Percent of Total
                                Number of Shares        Options Granted to       Exercise or
                               Underlying Options           Employees          Base Price Per
Name                             Granted  (1)             in Fiscal Year           Share          Expiration Date
----                             ------------             --------------           -----          ---------------
David C. Carlson                  100,000 (1)                 25.2%                 $0.42            11/10/08
Alan M. Missroon                  100,000 (1)                 25.2%                 $0.42            11/10/08

(1) Options are exercisable in installments of 20,000 shares on November 11, 2002, 40,000 shares on November 11, 2003 and 40,000 shares on November 11, 2004.

OPTION EXERCISES DURING 2003 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     No options were exercised by the named executive officers during fiscal 2003. The following table provides information related to the number and value of options held at June 30, 2003:

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED                    VALUE OF UNEXERCISED IN-THE-
                                     OPTIONS AT FISCAL YEAR END              MONEY OPTIONS AT FISCAL YEAR END(1)
                            -------------------------------------------    ---------------------------------------
NAME                            EXERCISABLE            UNEXERCISABLE           EXERCISABLE        UNEXERCISABLE
------------------------    --------------------    -------------------    ----------------- ---------------------
Justin MacIntosh                  940,000                     --             $       30,400      $           -0-

David C. Carlson                  392,500                 80,000             $       86,475      $        43,200

Alan M. Missroon, Jr.             355,000                 80,000             $       81,750      $        43,200

(1) Value is calculated on the basis of the difference between the option exercise price and $0.96, the average of the closing bid and ask price on June 30, 2003, as quoted on the OTC Bulletin Board.

EMPLOYMENT AGREEMENTS

     We have an employment agreement with Justin MacIntosh, our President and Chief Executive Officer. Pursuant to this agreement as amended on December 18, 2003, Mr. MacIntosh will receive an annual base compensation of $190,000 for fiscal year 2004. In addition, Mr. MacIntosh is eligible to earn bonus compensation of up to $375,000 for fiscal year 2004, based upon achieving or exceeding certain goals of budgeted consolidated gross revenues and net earnings before income taxes. Mr. MacIntosh will participate in any retirement, welfare and other benefit program our Company provides for its executive officers. Mr. MacIntosh will receive payments in the amount of at least 9 monthly installments of his annual base salary in effect at the time of termination if we terminate his employment without cause. Mr. MacIntosh is subject to certain confidentiality and non-compete provisions under the agreement. In addition, Mr. MacIntosh currently receives an annual salary of $218,000 AUD (approximately $167,000 USD) for his duties as Managing Director of CorVu Australasia Pty Ltd.

     We have a one-year employment agreement with David C. Carlson, our Chief Financial Officer. The agreement is automatically renewed for successive one-year periods unless terminated earlier. Pursuant to the agreement as currently in effect, Mr. Carlson will receive an annual base salary in the amount of $151,500 in fiscal 2004 and up to an additional 33% quarterly bonus payments, based on the achievement of quarterly business plan results. Mr. Carlson will participate in any retirement, welfare and other benefit program our Company provides for its executive officers. Both parties to the agreement can terminate the agreement without cause upon 60 days prior written notice. Mr. Carlson is subject to certain confidentiality provisions under the agreement.

     We have a one-year employment agreement with Alan M. Missroon, Jr., our Senior Vice President of Corporate Strategy. The agreement is automatically renewed for successive one-year terms unless terminated earlier. Mr. Missroon currently receives an annual base salary of $180,000 and is eligible for bonus compensation based on the merger and acquisition activities of our Company. Upon consummation of an acquisition, Mr. Missroon will receive as bonus compensation up to 1.5% of the total revenues of the acquired company in the twelve months prior to the acquisition, payable in several installments: The first installment of 0.075% of gross revenues is due and payable upon consummation of the transaction. In the year following the acquisition, Mr. Missroon will receive the remaining bonus on a quarterly basis, upon attainment of targeted net income contributions of the acquired company. Mr. Missroon will participate in any retirement, welfare and other benefit program our Company provides for its executive officers. If we terminate his employment without cause, Mr. Missroon will receive his base salary for a period of three months after the date of termination, with an additional one-month of base pay added for each year of employment up to a maximum of six months. Mr. Missroon is subject to certain confidentiality and non-compete provisions under the agreement.

DIRECTORS' COMPENSATION

     For fiscal year 2002, directors who are not employees of CorVu were compensated at the rate of $1,225 per month plus $1,225 for each Board meeting attended and $500 for each committee meeting attended. In addition, on July 11, 2001, each nonemployee director received a five-year nonqualified option to purchase 10,000 shares at an exercise price of $0.12 per share, which was the market value of CorVu's common stock on the date of grant.

     For fiscal year 2003, directors who are not employees of CorVu were compensated at the rate of $1,250 per month plus $1,250 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, on July 1, 2002, each nonemployee director received a five-year nonqualified option to purchase 25,000 shares at an exercise price of $0.39 per share, which was the market value of CorVu's common stock on the date of grant.

         For fiscal year 2004, on July 22, 2003, each nonemployee director received a five-year nonqualified option to purchase 10,000 shares at an exercise price of $0.82 per share, which was the market value of CorVu's common stock on the date of grant. In addition, directors who are not employees of CorVu will be compensated at the rate of $1,250 per month plus $1,250 for each Board meeting attended and $1,000 for each committee meeting attended in fiscal year 2004.

         For his services as Chairman of the Board of Directors, James L. Mandel receives a monthly compensation of $4,000. Mr. Mandel does not receive any additional compensation for any Board and/or committee meeting attended.

                              FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     REPORT OF INDEPENDENT AUDITORS FOR THE FISCAL YEARS ENDED
     JUNE 30, 2003 AND JUNE 30, 2002......................................................................F-3

     BALANCE SHEETS AS OF JUNE 30, 2003 AND JUNE 30, 2002 (AUDITED).......................................F-4

     STATEMENTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2003 AND
     JUNE 30, 2002 (AUDITED)..............................................................................F-5

     STATEMENTS OF STOCKHOLDERS' DEFICITS FOR THE YEARS ENDED JUNE 30, 2003 AND
     JUNE 30, 2002 (AUDITED)..............................................................................F-6

     STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 2003 AND
     JUNE 30, 2002 (AUDITED)..............................................................................F-7

     NOTES TO THE FINANCIAL STATEMENTS AS OF JUNE 30, 2003 AND JUNE 30, 2002..............................F-8

     BALANCE SHEET AS OF SEPTEMBER 30, 2003 (UNAUDITED)...................................................F-22

     STATEMENT OF CASH FLOWS FOR THE THREE MONTHS PERIODS ENDED SEPTEMBER 30, 2003
     AND SEPTEMBER 30, 2002 (UNAUDITED)...................................................................F-23

     STATEMENT OF OPERATIONS FOR THE THREE MONTHS PERIODS ENDED SEPTEMBER 30, 2003
     AND SEPTEMBER 30, 2002 (UNAUDITED)...................................................................F-24

     NOTES TO THE FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003...........................................F-25

                       CORVU CORPORATION AND SUBSIDIARIES



                        Consolidated Financial Statements
                             June 30, 2003 and 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CORVU CORPORATION:

We have audited the accompanying consolidated balance sheets of CorVu Corporation and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CorVu Corporation and subsidiaries, as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

--------------------------------------------------------------------------------

                                              /s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
August 27, 2003

                       CORVU CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             June 30, 2003 and 2002

                                                                                             2003               2002
                                                                                         ------------      ------------
                                        ASSETS
Current assets:
   Cash and cash equivalents .......................................................     $    643,346      $    279,176
   Trade accounts receivable, net of allowance for doubtful accounts of $183,000 and
     $160,000, respectively ........................................................        3,294,193         2,845,858
   Deferred income taxes ...........................................................        1,137,000                --
   Prepaid expenses ................................................................          279,156           154,063
   Other current assets ............................................................           67,334            43,788
                                                                                         ------------      ------------
        Total current assets .......................................................        5,421,029         3,322,885
                                                                                         ------------      ------------
Furniture, fixtures, and equipment .................................................          556,301           398,604
   Less accumulated depreciation ...................................................         (394,920)         (298,664)
                                                                                         ------------      ------------
        Net furniture, fixtures and equipment ......................................          161,381            99,940

Other assets:
   Deferred income taxes ...........................................................        1,478,000                --
                                                                                         ------------      ------------
                                                                                         $  7,060,410      $  3,422,825
                                                                                         ============      ============

                         LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Line of credit ..................................................................     $    250,000      $         --
   Accounts payable ................................................................        1,061,768         2,036,842
   Accrued compensation and related costs ..........................................        1,973,304         2,527,493
   Deferred revenue ................................................................        4,438,724         2,872,329
   Accrued interest ................................................................          168,664            73,232
   Other accrued expenses ..........................................................          853,999           845,168
                                                                                         ------------      ------------
        Total current liabilities ..................................................        8,746,459         8,355,064

Notes payable - stockholder ........................................................          685,767           685,767
                                                                                         ------------      ------------
        Total liabilities ..........................................................        9,432,226         9,040,831
                                                                                         ------------      ------------

Stockholders' deficit:
   Undesignated capital stock, 24,000,000 shares in 2003 and 2002, none issued .....               --                --
   Series A convertible preferred stock, $10 par value:
     1,000,000 shares authorized; none and 200 shares issued and outstanding in 2003
     and 2002, respectively ........................................................               --             2,000
   Common stock, $0.01 par value; 75,000,000 shares authorized;
     22,753,029 and 20,730,835 shares issued and outstanding in 2003 and 2002,
     respectively ..................................................................          227,474           207,252
   Additional paid-in capital ......................................................       16,886,375        16,223,744
   Stock subscription receivable ...................................................         (324,000)               --
   Accumulated deficit .............................................................      (18,509,486)      (22,191,944)
   Deferred compensation ...........................................................         (131,250)               --
   Accumulated other comprehensive income (loss) ...................................         (520,929)          140,942
                                                                                         ------------      ------------
        Total stockholders' deficit ................................................       (2,371,816)       (5,618,006)
                                                                                         ------------      ------------
        Commitments (Notes 3, 5, and 13)

        Total liabilities and stockholders' deficit ................................     $  7,060,410      $  3,422,825
                                                                                         ============      ============

See accompanying notes to consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
                       Years ended June 30, 2003 and 2002


                                                     2003               2002
                                                 ------------      ------------
Revenues:
   Software and license fees ...............     $  7,489,542      $  6,150,619
   Maintenance fees ........................        4,565,341         3,381,731
   Consulting and other ....................        3,662,418         2,809,456
                                                 ------------      ------------
        Total revenues .....................       15,717,301        12,341,806
                                                 ------------      ------------

Operating costs and expenses:
   Cost of consulting and other ............        3,130,587         2,945,787
   Product development .....................        1,353,056         1,076,111
   Sales and marketing .....................        5,932,406         4,154,610
   General and administrative ..............        4,156,384         3,559,807
                                                 ------------      ------------
        Total operating costs and expenses .       14,572,433        11,736,315
                                                 ------------      ------------

        Operating income ...................        1,144,868           605,491
Interest expense, net ......................          (76,940)         (155,960)
                                                 ------------      ------------
        Income  before income taxes ........        1,067,928           449,531
Benefit from income taxes ..................        2,615,000                --
                                                 ------------      ------------
        Net income .........................     $  3,682,928      $    449,531
                                                 ============      ============

Net income per common share--basic .........     $       0.17      $       0.02
Weighted average shares outstanding--basic .       22,197,804        20,413,148
Net income per common share--diluted .......     $       0.16      $       0.02
Weighted average shares outstanding--diluted       22,872,374        21,159,166

See accompanying notes to consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Deficit
                       Years ended June 30, 2003 and 2002

                                                      PREFERRED STOCK                COMMON STOCK                ADDITIONAL
                                                 -------------------------  --------------------------------      PAID-IN
                                                    SHARES      AMOUNT          SHARES          AMOUNT            CAPITAL
                                                 ----------- -------------  ---------------- ---------------   --------------
Balance, June 30, 2001                                  200  $      2,000        20,157,781  $      201,522        16,159,995
    Comprehensive loss:
        Net income                                       --            --                --              --                --
        Foreign currency translation adjustment          --            --                --              --                --
    Comprehensive income                                 --            --                --              --                --
    Preferred stock dividends                            --            --                --              --                --
    Non-cash charges related to equity
        transactions (Note 3)                            --            --                --              --             3,046
    Deferred compensation                                --            --                --              --                --
    Conversion of director advance into common
        stock                                            --            --            80,000             800            11,200
    Issuance of common stock                             --            --           493,054           4,930            49,503
                                                 ----------- -------------  ---------------- ---------------   ----------------
Balance, June 30, 2002                                  200  $      2,000        20,730,835  $      207,252        16,223,744
    Comprehensive income:
        Net income                                       --            --                --              --                --
        Foreign currency translation adjustment          --            --                --              --                --
    Comprehensive income                                 --            --                --              --                --
    Preferred stock dividends                            --            --                --              --                --
    Preferred stock redemption                         (200)       (2,000)               --              --                --
    Exercise of stock options                            --            --            66,734             667            18,992
    Exercise of stock warrants                           --            --           488,792           4,888           (4,888)
    Non-cash charges related to equity
        transactions (Note 3)                            --            --                --              --           239,194
    Issuance of common stock                             --            --         1,466,668          14,667           409,333
                                                 ----------- -------------  ---------------- ---------------   ----------------
Balance, June 30, 2003                                   --  $         --        22,753,029  $      227,474        16,886,375
                                                 =========== =============  ================ ===============   ================

                                                                                                    ACCUMULATED
                                                        STOCK                                          OTHER           TOTAL
                                                     SUBSCRIPTION  ACCUMULATED      DEFERRED       COMPREHENSIVE    STOCKHOLDERS'
                                                      RECEIVABLE     DEFICIT      COMPENSATION     INCOME (LOSS)      DEFICIT
                                                     ------------  ------------  -------------    --------------  ----------------
Balance, June 30, 2001                                     --      (22,641,345)      (318,100)         404,137        (6,191,791)
    Comprehensive loss:
        Net income                                         --          449,531             --               --           449,531
        Foreign currency translation adjustment            --               --             --         (263,195)         (263,195)
                                                                                                                  ----------------
    Comprehensive income                                   --               --             --               --           186,336
    Preferred stock dividends                              --             (130)            --               --              (130)
    Non-cash charges related to equity
        transactions (Note 3)                              --               --             --               --             3,046
    Deferred compensation                                  --               --        318,100               --           318,100
    Conversion of director advance into common
        stock                                              --               --             --               --            12,000
    Issuance of common stock                               --               --             --               --            54,433
                                                    ----------   --------------   ------------    --------------------------------
Balance, June 30, 2002                                             (22,191,944)            --          140,942        (5,618,006)
    Comprehensive income:
        Net income                                         --        3,682,928             --               --         3,682,928
        Foreign currency translation adjustment            --               --             --         (661,871)         (661,871)
                                                                                                                  ----------------
    Comprehensive income                                   --               --             --               --         3,021,057
    Preferred stock dividends                              --             (130)            --               --              (130)
    Preferred stock redemption                             --             (340)            --               --            (2,340)
    Exercise of stock options                              --               --             --               --            19,659
    Exercise of stock warrants                             --               --             --               --                --
    Non-cash charges related to equity
        transactions (Note 3)                              --               --       (131,250)              --           107,944
    Issuance of common stock                         (324,000)              --             --               --           100,000
                                                    ----------   --------------   ------------    --------------------------------
Balance, June 30, 2003                               (324,000)     (18,509,486)      (131,250)        (520,929)       (2,371,816)
                                                    ==========   ==============   ============    ================================

See accompanying notes to consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                       Years ended June 30, 2003 and 2002

                                                                                           2003           2002
                                                                                       -----------    -----------
Cash flows from operating activities:
   Net income ......................................................................   $ 3,682,928    $   449,531
   Adjustments to reconcile net income to net cash provided in operating activities:
     Depreciation ..................................................................        77,401         67,736
     Warrants and stock options vested .............................................       107,944        321,146
       Deferred income taxes .......................................................    (2,615,000)            --
     Changes in operating assets and liabilities:
        Trade accounts receivable, net .............................................      (598,335)      (295,484)
        Prepaid expenses ...........................................................      (125,093)       (58,716)
        Other current assets .......................................................       (23,546)         6,268
        Accounts payable ...........................................................    (1,175,204)    (1,526,885)
        Accrued compensation and related costs .....................................      (754,189)       (97,049)
        Deferred revenue ...........................................................     1,366,395      1,255,254
        Accrued interest ...........................................................        95,432         49,569
        Other accrued expenses .....................................................        28,784         88,873
                                                                                       -----------    -----------
          Net cash provided in operating activities ................................        67,517        260,243
                                                                                       -----------    -----------

Cash flows from investing activities:
   Capital expenditures ............................................................      (138,842)       (62,603)
                                                                                       -----------    -----------
          Net cash used in investing activities ....................................      (138,842)       (62,603)
                                                                                       -----------    -----------

Cash flows from financing activities:
   Borrowings on line of credit ....................................................       250,000             --
   Repayment of note payable .......................................................            --       (188,123)
   Borrowings notes payable- stockholder ...........................................            --        179,200
   Repayment of notes payable- stockholder .........................................            --        (43,778)
   Net proceeds from sale of common stock ..........................................       100,000         54,433
   Exercise of stock options .......................................................        19,659             --
   Redemption of preferred stock ...................................................        (2,340)            --
                                                                                       -----------    -----------
          Net cash provided by financing activities ................................       367,319          1,732
Effect of exchange rate changes on cash ............................................        68,176          2,395
                                                                                       -----------    -----------
          Net increase in cash and cash equivalents ................................       364,170        201,767
Cash and cash equivalents at beginning of year .....................................       279,176         77,409
                                                                                       -----------    -----------
Cash and cash equivalents at end of year ...........................................   $   643,346    $   279,176
                                                                                       ===========    ===========

Supplemental cash flow disclosures:
Cash paid during the year for interest .............................................   $    81,071    $    15,634
Non-cash investing and financing activities:
Common stock issued for stock subscription receivable ..............................   $   324,000    $        --
Cashless exercise of stock warrants ................................................         4,888             --
Conversion of director advance into common stock ...................................            --         12,000

See accompanying notes to consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002

(1) DESCRIPTION OF BUSINESS AND CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

(A) ORGANIZATION

CorVu Corporation (the Company or CorVu) is an international provider of Integrated Business Intelligence and Business Performance Management Solutions. The Company designs, develops, markets, and supports its proprietary management software solutions. CorVu is a Minnesota corporation.

The Company's products and services are sold through both direct and indirect channels. Sales and support offices are located in the United States (U.S.), Australia, and United Kingdom/Europe.

(B) BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The accompanying  consolidated  financial statements include the accounts of the
Company  and  its  wholly   owned   subsidiaries.   Intercompany   accounts  and
transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) REVENUE RECOGNITION

The Company recognizes revenues in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and SOP 98-9, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants, and in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

Software license revenue is recognized when all of the following criteria have been met: there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within twelve months, collection is deemed probable and product returns are reasonably estimable. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance, and professional services. Fair value is determined based on vendor specific objective evidence. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting and other revenues are recognized when services are performed.

Deferred revenue represents payment received or amounts billed in advance of services to be performed. Billing occurs within 30 days of scheduled performance of services.

(B) RESEARCH AND DEVELOPMENT

Expenditures for software research and development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility of the software is established.

Technological   feasibility  is  determined  after  a  working  model  has  been completed. The Company's software research and development costs primarily relate to software development during the period prior to technological feasibility and are expensed as incurred. During fiscal 2003 and 2002, no software development costs were capitalized.

(C) COMPREHENSIVE INCOME

Comprehensive income represents the change in stockholders' deficit resulting from other than stockholder investments and distributions. Accumulated other comprehensive income (loss) in the consolidated statements of stockholders' deficit is solely comprised of the accumulated foreign currency translation adjustment.

Comprehensive income and its components consist of the following:

                                    2003                      2002
Net income ................    $ 3,682,928                   449,531
Other comprehensive
 income (loss):
Foreign currency translation
   adjustment ..............      (661,871)                 (263,195)

Comprehensive income .......   $ 3,021,057                  $186,336


(D) FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's subsidiaries is the local currency. Accordingly, the Company translates all assets and liabilities into U.S. dollars at current rates. Revenues, costs, and expenses are translated at average rates during each reporting period. Gains and losses resulting from the translation of the consolidated financial statements are excluded from results of operations and are reflected as a translation adjustment and a separate component of stockholders' deficit.

     Gains  and  losses  resulting  from  foreign   currency   transactions  are
recognized in the consolidated statement of operations in the period they occur.

(E) NET INCOME PER COMMON SHARE

     Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common stock related to stock options and warrants had been issued. Weighted average shares outstanding-diluted includes 674,570 and 746,018 shares of dilutive securities for the years ended June 30, 2003 and 2002, respectively.

     Following is a reconciliation of basic and diluted net income per common share for the years ended June 30, 2003 and 2002, respectively:

                                              2003          2002
                                           ----------    ----------
Net income                                $ 3,682,928       449,531

Weighted average shares outstanding        22,197,804    20,413,148

Net income per common share--basic        $      0.17          0.02

Net income per common share -- diluted:

Net income                                $ 3,682,928       449,531

Weighted average shares outstanding        22,197,804    20,413,148

Common stock equivalents                      674,570       746,018

Weighted average shares and potential
   diluted shares outstanding              22,872,374    21,159,166

Net income per common share-- Diluted     $      0.16          0.02


     The Company uses the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

     Options and warrants to purchase 4,145,575 and 5,236,890 shares of common stock with a weighted average exercise price of $2.25 and $1.88 were outstanding at June 30, 2003 and 2002, respectively, but were excluded from the computation of common share equivalents for the years ended June 30, 2003 and 2002 because their exercise prices were greater than the average market price of the common shares.

     (F) STOCK-BASED COMPENSATION

     In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair value at the date of grant. Options and warrants issued to non-employees are recorded at fair value, as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", using the Black Scholes pricing method.

     Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted net income (loss) per common share would have been changed to the following pro forma amounts:

                                                 2003             2002
                                             ------------     ------------
Net income (loss):
   As reported                               $  3,682,928        449,531
   Pro forma                                    3,490,070       (402,902)

Basic net income (loss) per common share:
   As reported                                       0.17           0.02
   Pro forma                                         0.16          (0.02)

Diluted net income (loss) per common share:
   As reported                                       0.16           0.02
   Pro forma                                         0.15          (0.02)

Stock based compensation:
   As reported                                    107,944              0
   Pro forma                                      300,802        852,433


     In determining the compensation cost of options granted during years ended June 30, 2003 and 2002, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

                                              2003             2002
                                          --------------   -------------
Risk-free interest rate                     2.625-4.375%      4.875-7.0%
Expected life of options granted                7 years         7 years
Expected volatility                                  84%            188%
Expected dividend yield                               0%              0%


(G) INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized at the enacted rates for the future tax consequences attributable to differences between the financial statement carrying amounts of existing tax assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

(H) SEGMENT REPORTING

     The Company is an international seller of performance management software in the United States, Australia and the United Kingdom/Europe. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

(I) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's financial instruments (cash and cash equivalents, trade accounts receivable and accounts payable) because of their short-term nature, approximates fair value. The carrying value of notes payable approximates fair value because the current rates approximate market rates available on similar instruments and terms.

(J) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market accounts carried at cost plus accrued interest, which approximates market value. The Company deposits cash in high credit quality financial institutions. The balances at times may exceed federally insured limits. All cash equivalents have remaining maturities of 90 days or less when purchased.

(K) FURNITURE, FIXTURES AND EQUIPMENT, NET

     Furniture, fixtures and equipment consists of property, equipment, furniture and computers and are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets that generally range from three to seven years. Depreciation expense was $77,401 and $67,736 for the years ended June 30, 2003 and 2002, respectively.

(L) ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising costs totaled approximately $68,000 and $15,000 for the years ended June 30, 2003 and 2002, respectively.

(M) BUSINESS AND CREDIT CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells principally to resellers and end users in the United States, Australia, and United Kingdom/Europe. The Company performs ongoing credit evaluations of its customers and trade accounts receivable are unsecured. On a periodic basis, the Company evaluates its accounts receivable based on history of past write-offs and collections and current credit conditions and accordingly adjusts their allowance for doubtful accounts. Past due accounts are determined based on individual customer terms and the policy of write-offs and collection efforts vary based on account circumstances. The Company does not accrue interest on outstanding accounts receivable balances. The Company had accounts receivable from one customer that represented approximately 12% of accounts receivable at June 30, 2002.

(N) IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company did not record any impairment charges for the years ended June 30, 2003 and 2002.

(O) USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of those assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

(3) STOCK OPTIONS AND WARRANTS

     The Company's 1996 Stock Option Plan (the Plan) provides for the issuance of up to an aggregate of 4,000,000 shares of common stock to employees, directors, and consultants. The Plan provides for the issuance of incentive and nonqualified stock options. Under the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of the grant. The exercise price for incentive stock options is at least 110% of the fair market value on the date of the grant for persons with greater than 10% of the voting power of all classes of stock. Options generally expire in seven years; however, incentive stock options may expire in five years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by a compensation committee appointed by the board of directors and generally provide for shares to vest ratably over three years.

     Under Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation, the weighted average estimated fair value of stock options granted at exercise price equal to market price of grant date during 2003 and 2002 was $0.35 and $0.46 per share, respectively.

     The activity for the Plan is summarized as follows:


                                                                       WEIGHTED-
                                                                  AVERAGE EXERCISE
                                                  OPTIONS         PRICE PER SHARE
                                             -------------------  ------------------
Outstanding at June 30, 2001 ............             3,539,666    $           2.64
   Granted ..............................               727,750                0.47
   Exercised ............................                    --                  --
   Forfeited.............................              (937,413)               1.66
                                             -------------------   -----------------
Outstanding at June 30, 2002 ............             3,330,003    $           1.19
   Granted ..............................               397,000                0.45
   Exercised ............................               (66,734)               0.29
   Forfeited.............................              (259,143)               0.98
                                             -------------------   -----------------
Outstanding at June 30, 2003.............             3,401,126    $           1.13
                                             ===================   =================
Options exercisable at June 30, 2003.....             2,804,472    $           1.29
                                             ===================   =================

     At June 30, 2003 and 2002, the weighted average remaining contractual life of outstanding options was 4.0 and 4.7 years, respectively.

     Options activity outside the Plan is summarized as follows:

                                                                       WEIGHTED-
                                                                  AVERAGE EXERCISE
                                                  OPTIONS         PRICE PER SHARE
                                             -------------------  ------------------
Outstanding at June 30, 2001 ............             1,411,874    $           1.70
   Granted ..............................                    --                  --
   Exercised ............................                    --                  --
   Forfeited.............................               (45,001)               1.97
                                             -------------------   -----------------
Outstanding at June 30, 2002 ............             1,366,877    $           1.69
   Granted ..............................                    --                  --
   Exercised ............................                    --                  --
   Forfeited.............................               (17,438)               1.78
                                             -------------------   -----------------
Outstanding at June 30, 2003.............             1,349,439    $           1.69
                                             ===================   =================
Options exercisable at June 30, 2003.....             1,349,439    $           1.69
                                             ===================   =================

     At June 30, 2003 and 2002, the weighted average remaining contractual life of outstanding options was 3.0 and 4.0 years, respectively.

     The following tables summarize information about stock options outstanding as of June 30, 2003:

                                     OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                   -------------------------------------------------------- ------------------------------------
                                       WEIGHTED-AVERAGE       WEIGHTED-                              WEIGHTED-
                                          REMAINING            AVERAGE                               AVERAGE
EXERCISE                NUMBER           CONTRACTUAL          EXERCISE             NUMBER            EXERCISE
PRICES                OUTSTANDING           LIFE                PRICE           EXERCISABLE            PRICE
-----------------   -----------------  -----------------   ----------------   -----------------   --------------
   $ 0.08-0.12               326,000                5.1    $          0.11            213,004     $        0.12
     0.14-0.20               271,000                4.7               0.19            233,336              0.20
     0.24-0.37               714,000                5.0               0.28            562,172              0.27
     0.38-0.42               418,000                5.8               0.40            191,000              0.39
     0.59-0.92               337,875                3.8               0.78            295,875              0.77
     1.25-1.78             1,424,939                3.3               1.39          1,399,773              1.39
     2.50-3.00             1,234,751                2.3               2.64          1,234,751              2.64
       7.00                   24,000                3.7               7.00             24,000              7.00
-----------------   -----------------  -----------------   ----------------   ----------------    --------------
   $ 0.08-7.00             4,750,565                3.8    $          1.29          4,153,911     $        1.42
=================   =================  =================   ================   ================    ==============


     Warrants and options issued to third parties

     During fiscal 2003, the Company issued two warrants to purchase up to 300,000 shares of common stock each (total 600,000 shares) at $0.37 per share to a vendor. The warrants are exercisable 50% upon issuance and 50% on November 16, 2003, through May 2008. One warrant was issued in exchange for investor relations services and the other was issued in exchange for capital raising activities. The fair value of the warrants at the date of grant was estimated to be approximately $175,000 using the Black-Scholes pricing model, with a total of $43,750 expensed in the 2003 consolidated statement of operations. The remaining $131,250 is included as deferred compensation in the 2003 balance sheet. The following assumptions were used to calculate the expense: dividend yield of 0%; expected volatility of 84%; risk-free interest rate of 2.62%; and expected life of five years.

     During 2002, the Company issued a warrant to purchase 10,000 shares of common stock at $0.26 per share to a vendor. The warrant is exercisable from the date of grant through May 2007. The fair value of the warrant at the date of grant was estimated to be approximately $1,500 using the Black-Scholes pricing model which was expensed in the 2002 consolidated statement of operations. The following assumptions were used to calculate the expense: dividend yield of 0%; expected volatility of 60%; risk-free interest rate of 5.0%; and expected life of five years.

     As of June 30, 2003, warrants to purchase a total of 1,967,342 shares of common stock were outstanding at exercise prices ranging from $0.15-$7.00 per share, expiring through June 2008.

     Information regarding the Company's warrants is summarized below:

                                                                    WEIGHTED-
                                                                     AVERAGE
                                                                    EXERCISE
                                                                    PRICE PER
                                                 NUMBER               SHARE
                                              -------------        ------------
Outstanding at June 30, 2001 .............       3,797,099         $      5.11
   Granted ...............................          10,000                0.26
   Exercised .............................              --                  --
   Forfeited..............................      (1,954,339)               8.00
                                              -------------        ------------
Outstanding at June 30, 2002 .............       1,852,760         $      2.04
   Granted ...............................         733,332                0.34
   Exercised .............................        (506,250)               0.01
   Forfeited..............................        (112,500)               1.04
                                              -------------        ------------
Outstanding at June 30, 2003..............       1,967,342         $      1.98
                                              =============        ============


(4) INCOME TAXES

     The Company has incurred cumulative net operating losses since inception.

     The income tax benefit differed from the amount computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                     2003          2002
                                                                 -----------    ----------
Federal statutory tax rate benefits..........................          34.0%         34.0%
State tax, net of federal benefit............................           2.0           4.0
Reduction of net operating losses............................         100.0            --
Benefits related to foreign operations.......................          (5.5)        (18.1)
Change in valuation allowance................................        (377.6)        (34.2)
Permanent differences and other..............................           2.2          14.3%
                                                                 -----------    ----------
Effective tax rate...........................................        (244.9)%          --%
                                                                 ===========    ==========

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of June 30 is presented below (in thousands):

                                                                     2003            2002
                                                                 -------------   -------------
Deferred income tax assets:
   Foreign net operating loss carryforwards..................    $       2,376   $      2,531
   U.S. and state net operating loss carryforwards and
     credits.................................................            2,066          3,375
   Miscellaneous reserves and accruals.......................              337            291
                                                                 -------------   -------------
        Total gross deferred tax assets......................            4,779          6,197
Less: Valuation allowance....................................           (2,164)        (6,197)
                                                                 -------------   -------------
        Net deferred income tax assets.......................    $       2,615   $         --
                                                                 =============   =============


     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, during 2003, the Company recorded a deferred tax asset of $2,615,000. A valuation allowance has been provided for the remaining deferred tax assets related to certain foreign net operating loss carryforwards as of June 30, 2003. As of June 30, 2002, the Company fully reserved for the deferred tax assets as of that date.

     As of June 30, 2003, the Company has reported U.S. net operating loss carryforwards of approximately $5,480,000. The net operating loss carryforwards expire in the years 2010 through 2021.

     Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company that constitutes an "ownership change," as defined by the Internal Revenue Code, Section 382. The Company's net operating loss carryforward may be subject to the above limitations.

(5) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases that expire at various dates through 2008. Future minimum lease commitments under these operating leases are as follows:

        YEAR ENDING JUNE 30:
        --------------------
        2004................................    $    555,000
        2005................................         438,000
        2006................................         337,000
        2007................................         308,000
        2008................................         150,000
                                                -------------
                                                $  1,788,000
                                                =============

     Rent expense under operating leases for the years ended June 30, 2003 and 2002 were $915,000 and $744,000, respectively.

LEGAL PROCEEDINGS

     The Company is involved in legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, management believes that there are no pending legal proceedings against or involving the Company for which the outcome is likely to have a material adverse effect upon the Company's financial position, results of operations, or cash flow.

     In October 2002, the Company was named as a defendant in a lawsuit brought by the bankruptcy trustee of the subsidiary corporation of a customer. The suit claims the Company received a fraudulent payment as defined in the United States Bankruptcy Code. During 1999, the Company sold and installed software for the customer. Subsequently, the Company received payment totaling approximately $160,000 from the customer's subsidiary corporation. No assurance can be given on the outcome of this suit. The Company and its legal counsel believe that the Company has meritorious defenses to the action. The trustee in bankruptcy has filed a suit seeking the return of the $160,000 on the theory that the party making the payment (the subsidiary corporation of the customer) received no benefit from the transaction.

(6) NOTES PAYABLE- STOCKHOLDER

     The Company has received interest-bearing advances from a stockholder under term notes. The notes bear interest at 8.5% per annum and expire December 31, 2006 with the right to demand payment on or after September 30, 2004. The notes are secured by substantially all the assets of the Company. Balances due under these notes were approximately $686,000 as of June 30, 2003 and 2002, respectively plus accrued interest of approximately $81,000 and $73,000, as of June 30, 2003 and 2002, respectively. These amounts have been included in accrued interest in the accompanying balance sheets. Interest expense was approximately $62,000 for the years ended June 30, 2003 and 2002, respectively.

(7) LINE OF CREDIT

     In April 2003, the Company entered into a one-year revolving line of credit agreement with a bank with a credit limit of $300,000. The line of credit carries an interest rate based on the prime rate plus 2% (6.25% at June 30,
2003) and is secured by the assets of its wholly-owned subsidiary CorVu North America, Inc. and is guaranteed by the Company. The amount outstanding as of June 30, 2003 was $250,000, which is included in the accompanying consolidated balance sheet. Interest expense for the year ended June 30, 2003 was approximately $500, which is included in interest expense in the accompanying consolidated statement of operations.

(8) INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS:

     The Company operates predominantly in one industry segment, being the design, development, support and marketing of its proprietary management software solutions. The geographic distributions of the Company's revenue and long-lived assets are summarized in the following table:

                                              YEAR ENDED JUNE 30,
                                  --------------------------------------------
                                          2003                   2002
                                  ---------------------   --------------------
Total Revenues:
   United States...............   $          6,080,000              5,429,000
   Australia...................              5,316,000              4,150,000
   United Kingdom..............              4,321,000              2,763,000
                                  ---------------------   --------------------
                                  $         15,717,000             12,342,000
                                  =====================   ====================

Long-Lived Assets:
   United States...............   $            100,000                 28,000
   Australia...................                 26,000                 30,000
   United Kingdom..............                 35,000                 41,000
                                  ---------------------   --------------------
                                  $            161,000                100,000
                                  =====================   ====================


(9) PREFERRED STOCK

     The Series A Convertible Preferred Stock ($10 par value) bears a 6.5% cumulative dividend rate payable January 1 and July 1 of each year. Each share of Series A Convertible Preferred Stock is convertible into eight shares of common stock. The Holder of each share of Series A Convertible Preferred Stock is entitled to eight votes, subject to adjustment. Upon an involuntary or voluntary liquidation or dissolution of the Company at any time, the holders of the Series A Convertible Preferred Stock are entitled to receive a liquidation preference of $10 per share. The preferred stock may be called for redemption in whole or in part by the Company for a redemption price of $11.70 per share. In March 2003, the Company redeemed all 200 shares of preferred stock then outstanding by paying the redemption price plus all accrued but unpaid dividends.

(10) CREDITOR SETTLEMENT AGREEMENT

     In November 2001 the Company entered into a Stipulation of Settlement agreement with a creditor for approximately $976,000 under which the Company agreed to make quarterly principal payments through December 2003, at which time it would also pay accrued interest on the unpaid principal balance from the date of the agreement to December 2003 at a rate of 9% per annum. In the event of default, the obligation would be accelerated, the interest rate would be increased to 15% and legal fees in the amount of $100,000 would become due. The Company has granted a security interest in the receivables of CorVu North America, Inc. as part of this settlement. As of June 30, 2003 and 2002, the balance under this obligation, which is included in accounts payable in the accompanying consolidated balance sheets, was approximately $112,000 and $650,000, respectively, including accrued interest.

(11) NEW ACCOUNTING PRONOUNCEMENTS

     In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 is effective October 1, 2002. The adoption of SFAS No. 147 did not have a material effect on the Company's consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 is an amendment to SFAS No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and also requires additional disclosures about the method of accounting for stock-based employee compensation. The amendments are effective for financial statements for fiscal years ending after December 31, 2002 and for the interim periods beginning after December 15, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on the Company's consolidated financial statements.

     In April 2003, the FASB issued Statement of Financial  Accounting Standards
(SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," effective for contracts entered into or modified after June 30, 2003. This amendment clarifies when a contract meets the characteristics of a derivative, clarifies when a derivate contains a financing component and amends certain other existing pronouncements. The Company believes the adoption of SFAS No. 149 will not have a material effect on the Company's consolidated financial statements.

     In May 2003, the FASB issued  Statement of Financial  Accounting  Standards
(SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments as defined by SFAS No. 150. The Company believes the adoption of SFAS No. 150 will not have a material effect on the Company's consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others" (FIN 45). FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not impact the Company's consolidated financial statements.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 states that companies that have exposure to the economic risks and potential rewards from another entity's assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods beginning after June 15, 2003. Disclosure of significant variable interest entities is required in all financial statements issued after January 31, 2003, regardless of when the variable interest was created. The Company does not expect the adoption of FIN 46 to have a material impact on the Company's consolidated financial statements.

(12) PROFIT SHARING AND 401(K) RETIREMENT PLAN

     The Company has a pre-tax salary reduction/profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code that covers employees meeting certain eligibility requirements. Any employer contributions are discretionary. There were no Company contributions for the years ended June 30, 2003 and 2002.

(13) CONSULTING AGREEMENT

     In September 2002, the Company entered into a consulting agreement with GlobalNet Venture Partners, L.L.C. (GlobalNet) to provide management advisory services for a period of 30 months. In exchange for these services, the Company paid GlobalNet a fee of $26,500 per month. In addition, GlobalNet can earn additional fees under the agreement as a result of its involvement in obtaining financing and for introducing and developing strategic partnerships that result in revenue to the Company. The agreement can be terminated by either party upon 60 days written notice. As part of the services to be provided under this agreement, a principal of GlobalNet agreed to serve as the Company's Chairman of the Board for a period of 24 months. See Note 15- Subsequent Events.

(14) STOCK PURCHASE

     In September 2002, the Company sold 1.2 million shares of the Company's common stock to GlobalNet at a price of $0.27 per share under a stock purchase agreement. GlobalNet paid the entire purchase price by delivering a promissory note to the Company and pledged the stock purchased as security for the note. The note, which expires in September 2009, bears an interest rate of 5.5% per annum through September 2, 2009, with interest payable quarterly starting September 30, 2002. The note is a limited recourse note in that in the event of non-payment, the Company's only recourse is against the pledged shares. See Note 15- Subsequent Events.

(15) SUBSEQUENT EVENTS (UNAUDITED)

     On July 30, 2003, the Company entered into a restructuring agreement with GlobalNet pursuant to which GlobalNet ceased to provide consulting services to the Company. As part of the restructuring agreement, the principal of GlobalNet who was serving as the Company's Chairman of the Board resigned from that position effective July 31, 2003. In addition, the Company purchased 560,000 shares of the Company's common stock that was previously held by GlobalNet for a price of $0.27 per share by canceling $151,200 of the promissory note that existed between the two parties and adjusting the balance of the note to $172,800.

     Under separate agreements, the Company has the option to purchase up to 440,000 shares at a price of $0.62 per share from GlobalNet on or before September 15, 2003. The Company would pay for these shares by reducing the principal balance of the promissory note held by $118,800 and making cash payments totaling $154,000. In addition, for the remaining 200,000 shares of common stock held by GlobalNet, the Company has the option to convert those shares into 112,903 fully paid shares by reducing the remaining principal balance under the promissory note ($54,000) to zero.

                       CORVU CORPORATION AND SUBSIDIARIES

     CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2003 AND JUNE 30, 2003

                                                                               SEPTEMBER 30,        JUNE 30,
                                                                                   2003               2003
                                                                             ------------------ ------------------
                                                                                 (UNAUDITED)        (AUDITED)
                                   ASSETS
Current assets:
   Cash and cash equivalents                                                 $         418,541            643,346
   Trade accounts receivable, net of allowance for doubtful accounts of
     $198,000 and $160,000, respectively                                             3,387,968          3,294,193
   Deferred income taxes                                                             1,137,000          1,137,000
   Prepaid expenses and other                                                          361,309            346,490
                                                                             ------------------ ------------------
        Total current assets                                                         5,304,818          5,421,029
Furniture, fixtures and equipment, net                                                 148,460            161,381
Deferred income taxes                                                                1,478,000          1,478,000
                                                                             ------------------ ------------------
                                                                             $       6,931,278          7,060,410
                                                                             ================== ==================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Line of credit                                                            $         300,000            250,000
   Accounts payable                                                                  1,376,439          1,061,768
   Accrued compensation and related costs                                            1,992,824          1,973,304
   Deferred revenue                                                                  4,451,551          4,438,724
   Accrued interest                                                                    176,480            168,664
   Other accrued expenses                                                              779,235            853,999
                                                                             ------------------ ------------------
        Total current liabilities                                                    9,076,529          8,746,459
                                                                             ------------------ ------------------

Notes payable-stockholder                                                              781,420            685,767
                                                                             ------------------ ------------------

Stockholders' deficit:
   Undesignated, 24,000,000 shares                                                          --                 --
   Series A convertible preferred stock, par value $10 per share;
     1,000,000 shares authorized; 0 and 0 shares issued and outstanding                     --                 --
   Common stock, $0.01 par value; 75,000,000 shares authorized;
     21,665,938 and 22,753,029 shares issued and outstanding                           216,603            227,474
   Additional paid-in capital                                                       16,644,534         16,886,375
   Stock subscription receivable                                                            --           (324,000)
   Accumulated deficit                                                             (19,048,663)       (18,509,486)
   Deferred compensation                                                              (191,550)          (131,250)
   Foreign currency translation adjustment                                            (547,595)          (520,929)
                                                                             ------------------ ------------------
        Total stockholders' deficit                                                 (2,926,671)        (2,371,816)
                                                                             ------------------ ------------------
        Total liabilities and stockholders' deficit                          $       6,931,278          7,060,410
                                                                             ================== ==================

See accompanying notes to unaudited consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

              THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

                                                                                        2003            2002
                                                                                   --------------- ---------------
Cash flows from operating activities:
   Net income (loss)                                                               $     (385,177)      1,030,932
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation                                                                          33,253          14,966
     Warrants and stock options vested                                                     10,988          64,194

     Changes in operating assets and liabilities:
        Trade accounts receivable, net                                                    (93,775)     (1,176,996)
        Prepaid expenses and other                                                        (14,819)         47,504
        Accounts payable                                                                  289,387        (382,605)
        Accrued compensation and related costs                                             19,520         (70,153)
        Deferred revenue                                                                   12,827         281,385
        Accrued interest                                                                    7,816          75,914
        Other accrued expenses                                                             20,889        (158,789)
                                                                                   --------------- ---------------
          Net cash provided (used) by operating activities                                (99,091)       (273,648)
                                                                                   --------------- ---------------

Cash flows from investing activities:
   Capital expenditures                                                                   (20,332)        (11,141)
                                                                                   --------------- ---------------
          Net cash used in investing activities                                           (20,332)        (11,141)
                                                                                   --------------- ---------------

Cash flows from financing activities:
   Proceeds from sale of common stock                                                          --         100,000
   Repurchase of common stock                                                            (154,000)             --
   Net increase in  line of credit                                                         50,000              --
                                                                                   --------------- ---------------
          Net cash provided (used) by financing activities                               (104,000)        100,000
Effect of exchange rate changes on cash                                                    (1,382)           (924)
                                                                                   --------------- ---------------
          Net increase (decrease) in cash and cash equivalents                           (224,805)       (185,713)
Cash and cash equivalents at beginning of period                                          643,346         279,176
                                                                                   --------------- ---------------
Cash and cash equivalents at end of period                                         $      418,541          93,463
                                                                                   ===============================

Non-cash investing and financing activities:
Common stock issued for stock subscription receivable                              $           --         324,000
                                                                                   =============== ===============

See accompanying notes to unaudited consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

              THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

                                                                            THREE MONTHS ENDED
                                                                 ------------------------------------------
                                                                    SEPTEMBER 30,         SEPTEMBER 30,
                                                                         2003                 2002
                                                                 --------------------- --------------------
            Revenues:
               Software and license fees                         $          1,394,406            2,634,974
               Maintenance fees                                             1,258,915              904,553
               Consulting and other                                           934,573              905,025
                                                                 --------------------- --------------------

                 Total revenues                                             3,587,894            4,444,552
                                                                 --------------------- --------------------
            Operating costs and expenses:
               Cost of maintenance, consulting, and
                 other                                                        812,638              729,565
               Product development                                            444,841              282,235
               Sales and marketing                                          1,669,571            1,287,035
               General and administrative                                   1,025,712            1,087,246
                                                                 --------------------- --------------------
                 Total operating costs and expenses                         3,952,762            3,386,081
                                                                 --------------------- --------------------

                 Operating income (loss)                                     (364,868)           1,058,471

            Interest expense, net                                             (20,309)             (27,539)
                                                                 --------------------- --------------------

                 Income (loss) before income taxes                           (385,177)           1,030,932

            Benefit from income taxes                                              --                   --
                                                                 --------------------- --------------------

                 Net income (loss)                               $           (385,177)           1,030,932
                                                                 ===================== ====================

            Net income (loss) per common share--basic            $              (0.02)                0.05

            Weighted average shares outstanding--basic                     22,290,056           21,102,996

            Net income (loss) per common share--diluted          $              (0.02)                0.05

            Weighted average shares outstanding--diluted                   22,290,056           22,283,534

See accompanying notes to unaudited consolidated financial statements.

                       CORVU CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002


(1)      UNAUDITED FINANCIAL STATEMENTS

         The accompanying unaudited consolidated financial statements of CorVu Corporation and Subsidiaries have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the consolidated financial statements have been condensed or omitted. The results for the periods indicated are unaudited, but reflect all adjustments
         (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of operating results.

         Operating results for the three months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending June 30, 2004. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      REVENUE RECOGNITION

         Software  license  revenue  is  recognized  when  all of the  following criteria have been met: there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within twelve months, collection is deemed probable and product returns are reasonably estimable. Revenues related to multiple element arrangements are allocated to each element of the arrangement based on the fair values of elements such as license fees, maintenance, and professional services. Fair value is determined based on vendor specific objective evidence. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting and other revenues are recognized when services are performed.

         Deferred revenue represents payment received or amounts billed in advance of services to be performed.

         (B)      NET INCOME (LOSS) PER COMMON SHARE

         Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common stock related to stock options and warrants had been issued. Dilutive common equivalent shares have not been included in the computation of diluted net loss per share for the three months ended September 30, 2003 because their inclusion would be anti-dilutive. Weighted average shares outstanding-diluted includes 1,180,538 shares of dilutive securities for the three months ended September 30, 2002.

         Following is a reconciliation of basic and diluted net income (loss) per common share for the three months ended September 30, 2003 and 2002, respectively:

                                                             THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                      ---------------------------------
                                                          2003                 2002
                                                      ------------         ------------
Net income (loss)                                     $   (385,177)           1,030,932

Weighted average shares outstanding                     22,290,056           21,102,996

Net income  (loss)  per common  share--
   basic                                              $      (0.02)                0.05

Net income (loss) per common share -- diluted:

Net income (loss)                                     $   (385,177)           1,030,932

Weighted average shares outstanding                     22,290,056           21,102,996

Common stock equivalents                                         0            1,180,538

Weighted  average shares and potential                  22,290,056           22,283,534
   diluted shares outstanding

Net income  (loss) per common  share--
   Diluted                                            $      (0.02)                0.05

         The Company uses the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

         All options and warrants outstanding as of September 30, 2003 were anti-dilutive. Options and warrants to purchase 4,452,952 shares of common stock with a weighted average exercise price of $2.15 were outstanding at September 30, 2002 but were excluded from the computation of common share equivalents for the three months ended September 30, 2002 because their exercise prices were greater than the average market price of the common shares.

         (C)      STOCK-BASED COMPENSATION

         In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options at fair value at the date of grant. Options and warrants issued to non-employees are recorded at fair value, as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", using the Black Scholes pricing method.

         Had compensation cost been recognized based on the fair values of options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted net income
         (loss) per common share would have been changed to the following pro forma amounts:

                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                   ------------------------------------
                                                        2003                 2002
                                                   --------------        --------------
Net income (loss):
   As reported                                     $   (385,177)           1,030,932
   Pro forma                                           (432,870)             905,138

Basic net income (loss) per common share:
   As reported                                            (0.02)                0.05
   Pro forma                                              (0.02)                0.04

Diluted net income (loss) per common share:
   As reported                                            (0.02)                0.05
   Pro forma                                              (0.02)                0.04

Stock based compensation:
   As reported                                           10,988               64,194
   Pro forma                                             58,681              189,988

         In determining the compensation cost of options granted during the three months ended September 30, 2003 and 2002, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

                                                                      THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                 ------------------------------
                                                                      2003            2002
                                                                 --------------  --------------
                         Risk-free interest rate                 2.625-3.250  %  2.625-4.375  %
                         Expected life of options granted        7 years         7 years
                         Expected volatility                     84           %  84           %
                         Expected dividend yield                 0            %  0            %

(3)      COMPREHENSIVE INCOME (LOSS)

         Comprehensive   income  (loss)  and  its  components   consist  of  the
         following::

                                                                   THREE MONTHS ENDED SEPTEMBER 30,
                                                                   --------------------------------
                                                                      2003                 2002
                                                                   -----------         -----------
                                Net income (loss)                  $  (385,177)          1,030,932
                                Other comprehensive income
                                   (loss):
                                Foreign currency translation
                                   adjustment                          (26,666)            (73,999)
                                                                   -----------         -----------
                                Comprehensive income (loss)        $  (411,843)        $   956,933
                                                                   ===========         ===========

(4)      INCOME TAXES

         At September 30, 2003, the Company has U.S. net operating loss carryforwards of approximately $5.8 million. The net operating loss carryforwards expire in the years 2010 through 2021. The Company recorded a deferred tax asset of $2,615,000 as of June 30, 2003. Previous to that time, the Company fully reserved the deferred tax asset due to the uncertainty of its use in future periods.

         Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company which constitutes an "ownership change," as defined by the Internal Revenue Code, Section 382. The Company's net operating loss carryforward may be subject to the above limitations.

(5)      NOTES PAYABLE- STOCKHOLDER

         The Company has received interest-bearing advances from a stockholder under short-term notes. The notes bear interest at 8.5% and mature on December 31, 2006, with the right to demand payment after September 30, 2004. The notes are secured by substantially all of the assets of the Company. Interest expense was $16,742 and $14,521 for the three-month periods ended September 30, 2003 and 2002, respectively.

(6)      LINE OF CREDIT

         In April 2003, the Company entered into a one-year revolving line of credit agreement with a bank with a credit limit of $300,000. The line of credit carries an interest rate based on the prime rate plus 2% (6.0% at September 30, 2003), is secured by the assets of its wholly-owned subsidiary CorVu North America, Inc. and is guaranteed by the Company. The amount outstanding as of September 30, 2003 was $300,000, which is included in the accompanying consolidated balance sheet. Interest expense for the three-month period ended September 30, 2003 was $3,218, which is included in interest expense in the accompanying consolidated statement of operations.

(6)      CREDITOR SETTLEMENT AGREEMENT

         In November 2001 the Company entered into a Stipulation of Settlement agreement with a creditor for approximately $976,000 under which the Company agreed to make quarterly payments through December 2003, at which time it would also pay accrued interest on the unpaid principal balance from the date of the agreement to December 2003 at a rate of 9% per annum. In the event of default, the obligation is accelerated, the interest rate is increased to 15% and legal fees in the amount of $100,000 become due. The Company has also granted a security interest in the receivables of CorVu North America, Inc. as part of this settlement. As of September 30, 2003, the balance under this obligation, which is included in accounts payable in the accompanying balance sheets, was approximately $94,000, including accrued interest. Interest expense was $579 and $14,757 for the three-month periods ended September 30, 2003 and 2002, respectively.

(7)      CONSULTING AGREEMENT

         In September 2002, the Company entered into a consulting agreement with GlobalNet Venture Partners, L.L.C. (GlobalNet) to provide management advisory services for a period of 30 months. In exchange for these services, the Company paid GlobalNet a fee of $26,500 per month. In addition, GlobalNet could earn additional fees under the agreement as a result of its involvement in obtaining financing and for introducing and developing strategic partnerships that result in revenue to the Company. The agreement could be terminated by either party upon 60 days written notice. As part of the services to be provided under this agreement, a principal of GlobalNet agreed to serve as the Company's Chairman of the Board for a period of 24 months.

         On July 1, 2003, the Company entered into a restructuring agreement with GlobalNet pursuant to which GlobalNet ceased to provide monthly consulting services to the Company. As part of the restructuring agreement, the principal of GlobalNet who was serving as the Company's Chairman of the Board resigned from that position effective July 31, 2003. In addition, the Company repurchased 560,000 shares of the Company's common stock that was previously held by GlobalNet for a price of $0.27 per share by canceling $151,200 of the promissory note that existed between the two parties and adjusting the balance of the note to $172,800.

(8)      STOCK PURCHASE

         In September 2002, the Company sold 1.2 million shares of the Company's common stock to GlobalNet at a price of $0.27 per share under a stock purchase agreement. GlobalNet paid the entire purchase price by delivering a promissory note to the Company and pledged the stock purchased as security for the note. The note carried an interest rate of 5.5% per annum through September 2, 2009, with interest payable quarterly starting September 30, 2002. The note was a limited recourse note in that in the event of non-payment, the Company's only recourse was against the pledged shares.

         On September 15, 2003, under separate agreements, the Company exercised its option to repurchase 440,000 shares at a price of $0.62 per share from GlobalNet by reducing the principal balance of the promissory note held by $118,800 and agreeing to make cash payments totaling $154,000. In addition, for the remaining 200,000 shares of common stock held by GlobalNet, the Company converted those shares into 112,903 fully paid shares by reducing the remaining principal balance under the promissory note ($54,000) to zero.

================================================================================


PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. CORVU CORPORATION HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FORM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.




















================================================================================




================================================================================



                                CORVU CORPORATION


                                2,385,000 SHARES

                                       OF

                                  COMMON STOCK


                             -----------------------

                                   PROSPECTUS

                             -----------------------



                             ________________, 2004



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also requires that corporations advance defense expenses to persons meeting the described eligibility requirements. Moreover, Section 302A.521 permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against,  or  incurred  by,  such  persons  in  their  capacities  as  officers, directors,  employees  and agents  against any  liability  which may be asserted against,  or  incurred  by,  such  persons  in  their  capacities  as  officers,
directors,  employees  or  agents  of  the  corporation,   whether  or  not  the
corporation would have been required to indemnify the person against the liability under the provisions of such section.

         CorVu's Bylaws provide that the Company shall indemnify its officers, directors, employees and agents for liabilities and expenses to the full extent permitted by Minnesota law, as now in effect or as subsequently modified.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC registration fee .............................................$162
         Accounting fees and expenses....................................$2,500
         Legal fees and expenses........................................$10,000
         Printing and engraving expenses.................................$5,000
         Blue Sky fees and expenses........................................$500
         Transfer agent's and registrar's fees...........................$1,000
         Miscellaneous.....................................................$200

         TOTAL..........................................................$19,362

     Except for the SEC registration fee, all of the foregoing fees and expenses have been estimated.

RECENT SALES OF UNREGISTERED SECURITIES

(a) On November 19, 2003, for an aggregate purchase price of $550,000, the Company sold to three accredited investors a total of 733,334 shares of common stock and warrants to purchase up to 220,000 shares of common stock at an exercise price of $1.25 per share. In addition, the Company issued to an accredited investor a warrant to purchase up to 33,333 shares of common stock at an exercise price of $.90 per share as part of the compensation owed to such investor for its services as placement agent in connection with the investment by one of the investors.

(b) On November 21, 2003, for an aggregate purchase price of $500,000, the Company sold to four accredited investors a total of 666,667 shares of common stock and warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.25 per share. In connection with such sale, the Company issued to an accredited investor a warrant to purchase up to 33,333 shares of common stock at an exercise price of $.90 per share as part of the compensation owed to such investor for its services as placement agent.

(c) On December 5, 2003, for an aggregate purchase price of $225,000, the Company sold to an accredited investor 300,000 shares of common stock and a warrant to purchase up to 90,000 shares of common stock at an exercise price of $1.25 per share.

(d) On December 8, 2003, for an aggregate purchase price of $75,000, the Company sold to an accredited investor 100,000 shares of common stock and a warrant to purchase up to 30,000 shares of common stock at an exercise price of $1.25 per share.

(e) On December 8, 2003, as compensation for services, the Company issued to an accredited investor a warrant to purchase up to 2,400 shares of common stock at an exercise price of $1.25.

EXHIBITS

See the "Exhibit Index" immediately following the signature page to this Registration Statement.

UNDERTAKINGS

      The undersigned small business issuer hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Act;

            (ii)  reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information or the registration statement; and

            (iii) include any additional or changed material  information on the plan of distribution.

      (2) For determining liability under the Securities Act of 1933, as amended (the "Act"), to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Edina, State of Minnesota, on January 22, 2004.


                                 CORVU CORPORATION


                                 By /s/ Justin M. MacIntosh
                                    ------------------------------------
                                    Justin M. MacIntosh,
                                    Chief Executive Officer and Director


                                POWER OF ATTORNEY

         The undersigned each hereby constitutes and appoints any one or both of Justin M. MacIntosh and David C. Carlson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form SB-2 of CorVu Corporation with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Date:    January 22, 2004                                     /s/ Justin M. MacIntosh
       --------------------------                             ----------------------------------------
                                                              Justin M. MacIntosh
                                                              Chief Executive Officer and Director


Date:    January 22, 2004                                     /s/ David C. Carlson
       --------------------------                             ----------------------------------------
                                                              David C. Carlson
                                                              Chief Financial Officer and Director


Date:    January 22, 2004                                     /c/ Ismail Kurdi
       --------------------------                             ----------------------------------------
                                                              Ismail Kurdi
                                                              Director


Date:    January 22, 2004                                     /s/ James L. Mandel
       --------------------------                             ----------------------------------------
                                                              James L. Mandel
                                                              Chairman of the Board and Director


Date:    January 22, 2004                                     /s/ Alan M. Missroon, Jr.
       --------------------------                             ----------------------------------------
                                                              Alan M. Missroon, Jr., Senior Vice President of
                                                              Corporate Strategy and Director


Date:    January 22, 2004                                     /s/ Gary P. Smaby
       --------------------------                             ----------------------------------------
                                                              Gary P. Smaby
                                                              Director

                                CORVU CORPORATION
                                EXHIBIT INDEX FOR
                       REGISTRATION STATEMENT ON FORM SB-2

EXHIBIT
NUMBER                                             DESCRIPTION
-----------    ----------------------------------------------------------------------
         2     Agreement  and Plan of  Reorganization  between CorVu  Corporation  and
               Minnesota American, Inc. dated as of November 17, 1999--incorporated by reference to Exhibit 2 to Registrant's Form 10-SB, File No. 000-29299

       3.1     Articles   of   Incorporation   of  the   Registrant   as   amended  to
               date--incorporated  by  reference to Exhibit 3.1 to  Registrant's  Form
               10-SB, File No. 000-29299

       3.2     Bylaws--incorporated  by reference  to Exhibit 3.2 to the  Registrant's
               Form 10-SB, File No. 000-29299

         4     Rights of Holders of Series A Convertible  Preferred Stock--see Article
               3 of Articles of Incorporation (Exhibit 3.1)

         5     Legal Opinion of Fredrikson & Byron, P.A.

      10.1     Subscription Agreement and Letter of Investment Intent, dated April 27,
               1999,  from Ismail Kurdi,  accepted by CorVu  Corporation,  to Purchase
               150,000 Shares of Common Stock and Warrants to Purchase  150,000 Shares
               of Common Stock of CorVu Corporation, including Warrant to Ismail Kurdi
               to    Purchase    150,000    Shares   of   Common    Stock   of   CorVu
               Corporation--incorporated  by reference to Exhibit 10.1 to Registrant's
               Form 10-SB, File No. 000-29299

      10.2     Subscription  Agreement and Letter of Investment Intent, dated June 30,
               1999,  from Ismail Kurdi,  accepted by CorVu  Corporation,  to Purchase
               125,000 Shares of Common Stock and Warrants to Purchase  125,000 Shares
               of Common Stock of CorVu Corporation, including Warrant to Ismail Kurdi
               to    Purchase    125,000    Shares   of   Common    Stock   of   CorVu
               Corporation--incorporated  by reference to Exhibit 10.2 to Registrant's
               Form 10-SB, File No. 000-29299

      10.3     Subscription  Agreement and Letter of Investment Intent, dated June 30,
               1999, from Ismail Kurdi to Subscribe for 395,000 Shares of Common Stock
               of  CorVu   Corporation  in  full  satisfaction  and  payment  of  cash advances--incorporated  by reference  to Exhibit  10.3 to  Registrant's
               Form 10-SB, File No. 000-29299

      10.4*    Employment  Agreement between  Registrant and Justin  MacIntosh,  dated
               July 1, 1999--incorporated by reference to Exhibit 10.4 to Registrant's
               Form 10-SB, File No. 000-29299

      10.5*    Employment  Agreement  between  Registrant and David C. Carlson,  dated
               July 15, 1996 and amended July 20,  1999--incorporated  by reference to
               Exhibit 10.5 to Registrant's Form 10-SB, File No. 000-29299

      10.6*    Employment  Agreement  between  Registrant and Alan M. Missroon,  dated
               January  2,   1997--incorporated   by  reference  to  Exhibit  10.6  to
               Registrant's Form 10-SB, File No. 000-29299

EXHIBIT
NUMBER                                             DESCRIPTION
-----------    ----------------------------------------------------------------------
    10.7       Lease  Agreement  between United  Properties  Investment LLC. and CorVu
               Corporation   for   premises   at  3400   West  66th   Street,   Edina,
               Minnesota-incorporated  by reference  to Exhibit  10.7 to  Registrant's
               Form 10-KSB for the fiscal year ended June 30, 2002, File No. 000-29299

    10.8       Commercial Lease between Viestall Pty. and CorVu Australasia Pty. Ltd., dated April 15, 1999, for the premises at Level 4, 1 James Place, North
               Sydney-incorporated  by reference to Exhibit 10.8 to Registrant's  Form
               10-SB, File No. 000-29299

    10.9       Underlease  between Michael John Haynes,  Raymond John Evans,  Terrance
               Guy Hawker and CorVu PLC and CorVu  Corporation  for premises at Craven
               House,  40 Uxbridge  Road,  London  W5--incorporated  by  reference  to
               Exhibit 10.9 to Registrant's Form 10-SB, File No. 000-29299

   10.10       Loan Agreement  between CorVu Australasia Pty Ltd, CorVu North America,
               Inc.,    CorVu    PLC    and    Integral    Business    Finance    Pty.
               Limited--incorporated  by  reference to Exhibit  10.10 to  Registrant's
               Form 10-SB, File No. 000-29299

   10.11       Specific and Floating Charge / Deed of Charge between CorVu Australasia
               Pty Ltd. and Integral  Business Finance Pty.  Limited--incorporated  by reference  to  Exhibit  10.11  to  Registrant's  Form  10-SB,  File No.
               000-29299

   10.12       Letter Agreement between CorVu Corporation and Jon Adams Financial Co.,
               L.L.P., dated 12 May, 1999, as amended October 27, 1999-incorporated by reference  to  Exhibit  10.12  to  Registrant's  Form  10-SB,  File No.
               000-29299

   10.13       Bridge Loan  Agreement  dated as of November  15,  1999  between  CorVu
               Corporation  and  Gildea  Management   Company  -  The  Network  Funds,
               including   Subordinated  Unsecured  Convertible  Promissory  Note  for
               $250,000, and Warrant for up to 250,000 Shares of Common Stock of CorVu
               Corporation, both as of November 15, 1999--incorporated by reference to
               Exhibit 10.13 to Registrant's Form 10-SB, File No. 000-29299

   10.14       Bridge Loan  Agreement  dated as of November  15,  1999  between  CorVu
               Corporation  and  Calton,   Inc.,  including   Subordinated   Unsecured
               Convertible Promissory Note for $250,000, and Warrant for up to 250,000
               Shares of Common  Stock of CorVu  Corporation,  both as of November 15,
               1999--incorporated  by reference to Exhibit 10.14 to Registrant's  Form
               10-SB, File No. 000-29299

   10.15*      CorVu  Corporation  1996 Stock Option Plan, as amended through November
               30, 1999 and approved by the  shareholders  at their meeting on January
               13,  2000--incorporated  by reference to Exhibit 10.15 to  Registrant's
               Form 10-SB, File No. 000-29299

   10.16*      Minnesota  American,  Inc.  1993 Stock  Incentive  Plan as amended  and
               approved  by  the   shareholders   at  their  meeting  on  January  30,
               1996--incorporated  by reference to Exhibit 10.16 to Registrant's  Form
               10-SB, File No. 000-29299

EXHIBIT
NUMBER                                             DESCRIPTION
-----------    ----------------------------------------------------------------------
   10.17*      Amendment to Employment  Agreement between CorVu Corporation and Justin
               MacIntosh,  dated January 1, 2001--incorporated by reference to Exhibit
               10.16 to  Registrant's  Form  10-KSB for the fiscal year ended June 30,
               2001, File No. 000-29299

   10.18       Letter  Agreement  dated June 19, 2002 between  CorVu  Corporation  and
               GlobalNet  Venture Partners,  LLC-incorporated  by reference to Exhibit
               10.7 to  Registrant's  Form  10-KSB for the fiscal  year ended June 30,
               2002, File No. 000-29299

   10.19       Stock Purchase  Agreement dated June 19, 2002 between CorVu Corporation and  GlobalNet  Venture  Partners,  LLC--incorporated  by  reference to
               Exhibit A to Schedule  13D of  GlobalNet  Venture  Partners,  LLC filed
               September 19, 2002

   10.20       Amendment  dated  September 3, 2002 to Stock Purchase  Agreement  dated
               June 19, 2002 between CorVu Corporation and GlobalNet Venture Partners,
               LLC--incorporated  by  reference  to  Exhibit  B  to  Schedule  13D  of
               GlobalNet Venture Partners, LLC filed September 19, 2002

   10.21       Secured Promissory Note dated September 3, 2002 in the principal amount
               of   $324,000   from   GlobalNet   Venture   Partners,   LLC  to  CorVu
               Corporation--incorporated  by reference to Exhibit C to Schedule 13D of
               GlobalNet Venture Partners, LLC filed September 19, 2002

   10.22       Pledge  Agreement  dated  September 3, 2002 between  GlobalNet  Venture
               Partners,  LLC  and  CorVu  Corporation-incorporated  by  reference  to
               Exhibit D to Schedule  13D of  GlobalNet  Venture  Partners,  LLC filed
               September 19, 2002

   10.23*      Amendment No. 2 to Employment  Agreement  between CorVu Corporation and
               Justin  MacIntosh,  dated February 28, 2003 - incorporated by reference to Exhibit 10.23 to Registrant's  Form 10-KSB for the fiscal year ended
               June 30, 2003, File No. 000-29299

   10.24*      Amendment No. 3 to Employment  Agreement  between CorVu Corporation and
               Justin MacIntosh, dated February 28, 2003 - filed herewith

      21       Subsidiaries  of CorVu  Corporation  -  incorporated  by  reference  to
               Exhibit 21 to Registrant's  Form 10-KSB ffor the fiscal year ended June
               30, 2003, File No. 000-29299

      23       Consent of Independent Auditors - Virchow, Krause & Company, LLP

      24       Power of Attorney (contained on Signature Page of this Form 10-KSB)


-----------------
* Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit to this Form 10-KSB.